Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

TOTAL SYSTEM SERVICES, INC.,

VISTA EQUITY PARTNERS FUND V, L.P.

AND THE OTHER PERSONS IDENTIFIED AS SELLERS HEREIN,

AND

TRANSFIRST HOLDINGS CORP.

DATED JANUARY 26, 2016

i

Schedules

Schedule I	Specified Employee

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Non-Solicitation and No-Hire Agreement
Exhibit C	Form of Mutual Release

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated January 26, 2016, by and among (i) Total System Services, Inc., a corporation organized under the Laws of the State of Georgia (the “Purchaser”), (ii) Vista Equity Partners Fund V, L.P, a limited partnership organized under the Laws of the State of Delaware (“Fund V” or “Sellers’ Designee”), (iii) Vista Equity Partners Fund V-A, L.P., a limited partnership organized under the Laws of the Cayman Islands (“Fund V-A”), (iv) Vista Equity Partners Fund V-B, L.P., a limited partnership organized under the Laws of the Cayman Islands (“Fund V-B”), (v) Vista Equity Partners Fund V Executive, L.P., a limited partnership organized under the Laws of the State of Delaware (“Fund V Executive”), (vi) VEPF V FAF, L.P., a limited partnership organized under the Laws of the State of Delaware (“VEPF V”), (vii) Vista Equity Associates, LLC, a limited liability company organized under the Laws of the State of Delaware (“Associates LLC” and, together with Fund V, Fund V-A, Fund V-B, Fund V Executive and VEPF V, the “Sellers” and each a “Seller”), and (viii) TransFirst Holdings Corp., a corporation organized under the Laws of the State of Delaware (the “Company”).

W I T N E S S E T H

WHEREAS, the Sellers directly own all of the issued and outstanding shares of capital stock of the Company (the “Company Shares”);

WHEREAS, the Sellers desire to sell and transfer to the Purchaser, and the Purchaser desires to purchase and accept from the Sellers, the Company Shares for the consideration set forth herein and on the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, the individuals named on Schedule I have executed employment agreements with the Purchaser to become effective upon the Closing; and

WHEREAS, the Purchaser, the Sellers and the Company desire to make certain representations, warranties, covenants and agreements in connection with the purchase and sale of the Company Shares and to prescribe various conditions to the purchase and sale of the Company Shares as more fully set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. When used in this Agreement, the following terms have the respective meanings specified therefor below.

“Acquisition Proposal” means any inquiry, proposal, offer, plan, arrangement or other expression of interest or indication of intent from any Person for any transaction or series of related transactions involving (a) any acquisition or purchase of all or any portion of the equity interests of the Company or any of the Company Subsidiaries or all or any significant portion of the assets of the Company’s Business, the Company or any Company Subsidiary, (b) the merger, consolidation or other business combination involving or otherwise relating to the Company, any Company Subsidiary or the Company’s Business, (c) the recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company’s Business, the Company, or any Company Subsidiary, or (d) any other transaction having a similar effect to those described in clauses (a) through (c); provided, however, that the term “Acquisition Proposal” shall not include the transactions contemplated by this Agreement.

“Action” means any action, complaint, petition, claim, suit, arbitration, hearing, investigation, litigation or other proceeding, whether civil, criminal or administrative, at law or in equity, by or before any Governmental Entity.

“Adjustment Escrow Amount” means $10,000,000.00, which amount is to be deposited by the Purchaser with the Escrow Agent in accordance with the terms of this Agreement and held and released pursuant to the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement.

“Adjustment Escrow Funds” means the Adjustment Escrow Amount, together with all interest and other earnings thereon.

“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternative Financing” means any alternative financing arranged by the Purchaser in lieu of the Financing or any portion thereof in an amount sufficient to permit the Purchaser to consummate the transactions contemplated by this Agreement; provided, that, (a) to the extent any such alternative debt financing has a scheduled special or mandatory redemption right, such right shall not be exercisable prior to the earlier of the consummation of the Closing or the termination of this Agreement, (b) all conditions precedent to the effectiveness of definitive documentation for any such alternative debt financing shall be satisfied and the conditions precedent to the funding of any such alternative debt financing shall be, in respect of certainty of funding, in the aggregate substantially equivalent to (or more favorable to the Purchaser and the Company than) the conditions to the Financing under the Commitment Letter, and (c) prior to the funding of any loans under any such alternative debt financing, the commitments in respect of such alternative debt financing shall be subject to restrictions on assignment which are in the aggregate substantially equivalent to (or more favorable to the Purchaser and the Company than) the corresponding restrictions set forth in the Commitment Letter.

“Alternative Financing Documents” has the meaning set forth in Section 6.10(e).

“Annexes” has the meaning set forth in Section 1.3.

“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq. and all anti-corruption or bribery Laws applicable to the Company or any Company Subsidiary in any jurisdiction in which the Company or such Company Subsidiary conducts its business.

“Associates LLC” has the meaning set forth in the preamble to this Agreement.

“Balance Sheet” has the meaning set forth in Section 4.4.

“Balance Sheet Date” has the meaning set forth in Section 4.4.

“Breach” means any breach of security or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized by Law to close in New York, New York.

“Card” means a credit card, charge card, debit card, prepaid or stored-value card or similar instrument that is issued by a member or licensee of a Card Association.

“Card Associations” means MasterCard, Visa, Discover Network, American Express Travel Related Services, Inc., and any other card association, network or similar entity (including JCB, Diners Club, Carte Blanche and debit card networks) with respect to which the Company or any Company Subsidiary may have a Contract for processing and/or facilitating transactions.

“Cash Amount” means the Cash and Cash Equivalents of the Company and the Company Subsidiaries on a consolidated basis, in each case, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements as of 11:59 p.m. Eastern Time on the relevant date of measurement.

“Cash and Cash Equivalents” means cash and cash equivalents (excluding, for the avoidance of doubt, restricted cash (including any settlement cash balances and restricted cash balances, in each case for cash owed to Merchants)), calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Change” means any event, circumstance, occurrence, fact, condition, effect, change or development.

“Change in Control Payments” means (a) the aggregate amount payable (including “success fees” or bonuses, severance payments, and any amounts payable to offset any excise Taxes imposed under Section 4999 of the Code and any related income Taxes) by the Company or any Company Subsidiary (whether prior to, on or following the Closing Date), and solely with respect to the following clauses (i) and (ii), other than pursuant to any arrangements entered into between the Purchaser and its Affiliates, on the one hand, and any Person on the other hand, (i) to any third party pursuant to Contracts in effect as of the Closing solely as a result of the transactions contemplated by this Agreement (other than, with respect to those designated Contracts set forth on Section 4.2(b)(iii) of the Company Disclosure Letter requiring consent to the transactions contemplated by this Agreement, those amounts, if any, which result from the failure to obtain any such consents or any amounts paid by the Purchaser or the Company after the Closing to obtain such consents (other than under those Contracts set forth in Section 7.2(d))), (ii) to or for the benefit of current or former officers, directors or employees of the Company or any Company Subsidiary or any other Company Personnel as a result of the transactions contemplated by this Agreement (whether or not such persons remain in their respective positions or employment with the Company or any Company Subsidiary on or after the Closing), including any amounts payable (whether prior to, on or following the Closing Date) pursuant to any applicable agreement (whether written or oral) or other governing document or legally enforceable policy as a result of the transactions contemplated by this Agreement, (iii) pursuant to any Option Cancellation Agreement or any Company Incentive Plan (whether prior to, on or following the Closing Date), and (iv) for accrued and unpaid bonuses as of the Closing Date in respect of the fiscal year ended December 31, 2015 and the first quarter of the fiscal year ended December 31, 2016, and otherwise in respect of any periods prior to the Closing, to or for the benefit of current or former officers, directors or employees of the Company or any Company Subsidiary or any other Company Personnel (whether or not such persons remain in their respective positions or employment with the Company or any Company Subsidiary on or after the Closing), (b) any employer-side withholding, employment, payroll or similar Taxes incurred in connection with any bonuses or other compensatory payments made in connection with the transactions contemplated by this Agreement, including any such employer-side Taxes payable in connection with the payments described in the immediately forgoing clause, and (c) the D&O Tail Amount.

“Claim” means all claims, rights, demands, causes of action and claims for indemnification, contribution, exculpation or subrogation, whether based on any Law or any Contract or any other basis.

“Claims Period” means the period during which a claim for indemnification may be asserted hereunder by an Indemnified Party.

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Balance Sheet” has the meaning set forth in Section 2.3(a)(i).

“Closing Cash” means the Cash Amount as of 11:59 p.m. Eastern Time on the Measurement Date, if any.

“Closing Date” has the meaning set forth in Section 2.4(a).

“Closing Indebtedness” means the Payoff Indebtedness and the aggregate outstanding amount of all other Indebtedness of the Company and the Company Subsidiaries on a consolidated basis, in each case, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements as of 11:59 p.m. Eastern Time on the last day immediately prior to the Closing Date.

“Closing Month End Date” means 11:59 pm Eastern Time on the last day of the calendar month in which the Closing occurs.

“Closing Month End Working Capital” means the Working Capital as of the Closing Month End Date without regard to the impact of any post-Closing purchase accounting applied under GAAP.

“Closing Statement” has the meaning set forth in Section 2.3(a)(ii).

“Closing Working Capital” means the Working Capital as of 11:59 p.m. Eastern Time on the last day immediately prior to the Closing Date; provided that (a) any new current asset or current liability accounts (excluding any such accounts consisting of Cash and Cash Equivalents or Indebtedness) created after the date of this Agreement and prior to the end of the month in which the Closing occurs shall be included in the calculation of Closing Working Capital, and (b) if the Closing occurs on any day other than the first calendar day of a month, then Closing Working Capital shall equal (i) the Prior Month End Working Capital, increased or decreased by (ii) the amount (which may be positive or negative) obtained by (A) dividing (1) the amount (which may be positive or negative) equal to (I) the Closing Month End Working Capital minus (II) the Prior Month End Working Capital, by (2) the number of calendar days in the month in which the Closing occurs, multiplied by (II) the number of calendar days from the first calendar day of the month in which the Closing occurs through the Closing Date (by way of example, if the Closing occurs on April 20, 2016, the Prior Month End Working Capital equals $1,000,000 and the Closing Month End Working Capital equals $1,300,000, then Closing Working Capital shall equal $1,200,000 (e.g., $1,000,000 plus (($300,000/30) * 20))). For the avoidance of doubt, the calculation of Closing Working Capital shall (i) include all Unreimbursed Financing Cooperation Expenses paid and unreimbursed as of the relevant calculation date and (ii) exclude (A) any Closing Indebtedness, Payoff Indebtedness and Outstanding Company Expenses, in each case to the extent included in the calculation of Estimated Aggregate Cash Consideration or the Final Aggregate Cash Consideration (as the case may be), and (B) all Unreimbursed Financing Cooperation Expenses (to the extent incurred but unpaid as of the relevant calculation date).

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“COBRA” has the meaning set forth in Section 4.9(e).

“Commitment Letter” means that certain commitment letter, dated as of January 26, 2016, between the Purchaser and the Financing Parties, delivered as of the date hereof, including the exhibits, schedules, annexes and amendments to such letter, pursuant to which and subject to the terms and conditions set forth therein, the Financing Parties have severally agreed to lend the Financing contemplated thereby for the purposes designated therein.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company 401(k) Plan” has the meaning set forth in Section 6.5(b).

“Company Benefit Plans” has the meaning set forth in Section 4.9(a).

“Company Fundamental Representations” means the representations and warranties set forth in (a) Section 4.1 (Due Organization, Good Standing and Corporate Power), (b) Section 4.2(a) (Authorization; Noncontravention) and Section 4.2(b) (solely in the case of clause (b) with respect to organizational documents), and (c) Section 4.3 (Capitalization).

“Company Contract” has the meaning set forth in Section 4.14(a).

“Company Copyrights” has the meaning set forth in Section 4.12(a).

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Employees” has the meaning set forth in Section 6.5(a)

“Company Expenses” means (a) all expenses of the Company and the Company Subsidiaries incurred (prior to and through the Closing Date, whether invoiced before or after the Closing Date) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including fees and disbursements of attorneys, accountants, financial advisors, brokers, finders and other advisors and service providers or otherwise as a result of or in connection with the transactions contemplated by this Agreement, including those Persons set forth on Section 3.5 of the Seller Disclosure Letter and Section 4.13 of the Company Disclosure Letter, (b) all Change in Control Payments, and (c) all IPO Expenses; provided, that for the avoidance of doubt, in no event shall Company Expenses include (i) any fees or expenses incurred by the Purchaser or any of its Affiliates (other than the Company or any of the Company’s Subsidiaries) or any of their financial advisors, attorneys, accountants, advisors, consultants or other Representatives or financing sources, regardless of whether any such fees or expenses may be paid by the Company or the Company Subsidiaries, (ii) compensation of employees of the Company or the Company Subsidiaries to be paid or reimbursed by the Purchaser and/or any of its Affiliates in connection with such employees’ post-Closing employment (other than Change in Control Payments), (iii) Unreimbursed Financing Cooperation Expenses and any other fees or expenses payable in respect of any financing provided to the Purchaser and/or any of its Affiliates in connection with the transactions contemplated by this Agreement or at any time following the Closing, including the Company’s and Sellers’ costs incurred pursuant to Section 6.10(b)(i), (iv) any fees or expenses included in the calculation of Closing Working Capital, or (v) any Closing Indebtedness.

“Company Governmental Approvals” has the meaning set forth in Section 4.7(a).

“Company Health Plan” has the meaning set forth in Section 4.9(e).

“Company Incentive Plans” means the Option Cancellation Agreements, the Management Incentive Plan, and the Sale Bonus Agreements or any similar incentive plan or arrangement with respect to the employees of the Company and its Subsidiaries, excluding any arrangements entered into between the Purchaser and its Affiliates, on the one hand, and any Person on the other hand.

“Company Intellectual Property Assets” means all Intellectual Property Assets used by, owned by or licensed to the Company or any Company Subsidiary.

“Company Leases” has the meaning set forth in Section 4.16(b).

“Company Marks” has the meaning set forth in Section 4.12(a).

“Company Material Adverse Effect” means any Change that, individually or in the aggregate with all other Changes occurring or existing prior to the determination of a Company Material Adverse Effect, has, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that, with respect to the immediately foregoing clause (a) only, none of the following shall be deemed to be or constitute a Company Material Adverse Effect, or taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

(i) any Change to the extent resulting from any conditions or changes generally affecting the economy (including interest rates and the availability of any debt financing) or securities markets of the United States (including any disruption thereof and any decline in the price of any security or any market index), in each case other than to the extent of Changes that affect the Company and the Company Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s Industry peers;

(ii) any Change to the extent resulting from conditions in the electronic funds transfer, debit, credit and/or merchant transaction processing, or other related data processing industries that affect the Company and the Company Subsidiaries (the “Company’s Industry”), in each case other than Changes that affect the Company and the Company’s Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s Industry peers;

(iii) any Change resulting from changes in applicable Laws or interpretations thereof by any Governmental Entity (including any Change resulting from the taking of any action required by changes in applicable Laws after the date hereof), in each case other than to the extent of Changes that affect the Company and the Company Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s Industry peers;

(iv) any Change to the extent resulting from changes in GAAP, in each case other than to the extent of Changes that affect the Company and the Company Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s Industry peers;

(v) any Change resulting from national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, in each case other than to the extent of Changes that affect the Company and the Company Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s Industry peers;

(vi) any Change resulting from pandemics, earthquakes, hurricanes, tornadoes, natural disasters or other “acts of God” in each case other than Changes that affect the Company and the Company’s Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s Industry peers;

(vii) any Change to the extent resulting solely from any failure by the Company or the Company Subsidiaries to meet any internal or public estimates, projections, budgets, or forecasts or expectations of the Company’s consolidated revenue, earnings or other financial performance or results of operations for any period (but not excluding the underlying events giving rise to such Change);

(viii) any Change resulting from the taking of any action by any party hereto expressly required by this Agreement or the other documents contemplated hereby, or the taking of any action by any Seller, the Company or its Subsidiaries at the express written request of the Purchaser;

(ix) any Change resulting from the failure by the Company or its Subsidiaries to take any action that is prohibited by this Agreement; or

(x) any Change to the extent resulting from the pendency, announcement or disclosure of this Agreement or the transactions contemplated by this Agreement or arising from the identity of, or any facts or circumstances relating to, the Purchaser or any of their respective Affiliates, other than (A) the termination of relationships by customers or sponsor banks or the termination of any Primary Business Contract or (B) any inaccuracy or breach of the representation and warranty set forth in Section 4.2(b) or any Changes relating thereto.

“Company Network Rules” has the meaning set forth in Section 4.22(a).

“Company Other Plans” means an employment, severance, retention, change of control or similar agreement, contract or policy, stock option plan, restricted stock plan, stock purchase plan, deferred compensation plan, bonus or incentive plan, or other benefit plan, or any other plan, program or arrangement of the same or similar nature that provides compensation or benefits, other than any plan, policy, program, arrangement or understanding mandated by applicable Laws or Orders, that the Company or any Company Subsidiary contributes to or maintains (or is obligated to contribute to or maintain).

“Company Patents” has the meaning set forth in Section 4.12(a).

“Company Pension Plans” has the meaning set forth in Section 4.9(a).

“Company Personnel” means any current or former director, officer, employee, independent contractor or consultant of the Company or any of the Company Subsidiaries.

“Company Registered Intellectual Property” has the meaning set forth in Section 4.12(a).

“Company Secure Information” has the meaning set forth in Section 4.23(b).

“Company Shares” has the meaning set forth in the recitals to this Agreement.

“Company Software” means all Software owned by, used or licensed to the Company or any Company Subsidiary.

“Company Subsidiaries” has the meaning set forth in Section 4.1.

“Company’s Business” means the business conducted by the Company and the Company Subsidiaries as of the date hereof with such Changes thereto as occur in the Ordinary Course of Business.

“Company’s Computer Systems” has the meaning set forth in Section 4.12(l).

“Company’s Industry” has the meaning set forth in the definition of Company Material Adverse Effect.

“Compliant” means, with respect to the Required Information, that (a) such Required Information does not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not misleading and (b) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information.

“Confidentiality Agreement” means that certain letter agreement, dated as of November 9, 2015, between the Purchaser and the Company.

“Contract” means any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation, including all amendments, modifications and supplements thereto.

“Controlling Company” has the meaning set forth in the definition of Subsidiary.

“Covered Party” has the meaning set forth in Section 6.6(a).

“D&O Tail Policy” has the meaning set forth in Section 6.6(b).

“D&O Tail Amount” has the meaning set forth in Section 6.6(b).

“Disclosure Letters” means the Company Disclosure Letter, and the Seller Disclosure Letter.

“Disputed Items” has the meaning set forth in Section 2.3(c).

“DOJ” has the meaning set forth in Section 6.4(b).

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval database of the SEC.

“Environmental Law” means any and all Laws and Orders which (a) regulate or relate to: the protection or clean-up of the environment; the treatment, storage, transportation, handling, packaging, labeling, disposal or release of, or exposure to, any Materials of Environmental Concern; the protection of human health and safety to the extent affected by exposure to harmful or deleterious substances in the workplace or the environment; or the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (b) impose liability or responsibility with respect to any of the foregoing, including property and business transfer laws.

“Environmental Permits” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company or any Company Subsidiaries, is or within the preceding six years has been (with respect to which the Company or any Company Subsidiaries continues to, or may, have any liability), treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Wells Fargo, National Association.

“Escrow Agreement” means the Escrow Agreement to be entered into on the Closing Date among the Purchaser, the Sellers’ Designee and the Escrow Agent in substantially the form attached hereto as Exhibit A, with such other changes as reasonably requested by the Escrow Agent.

“Estimated Aggregate Cash Consideration” means an amount equal to the sum of (a) $2,350,000,000.00, (b) plus Estimated Closing Cash (which may be a negative number), (c) minus Estimated Closing Indebtedness, (d) minus Estimated Outstanding Company Expenses, (e) minus the Adjustment Escrow Amount, (f) minus the Post Measurement Date Payment Amount, minus (g) $2,250,000.00.

“Estimated Closing Cash” has the meaning set forth in Section 2.2(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.2(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.2(a).

“Estimated Closing Month End Working Capital” has the meaning set forth in Section 2.2(a).

“Estimated Outstanding Company Expenses” has the meaning set forth in Section 2.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder and the rulings issued thereunder.

“Exhibits” has the meaning set forth in Section 1.3.

“Final Aggregate Cash Consideration” means an amount equal to the sum of (a) $2,350,000,000.00, (b) minus the amount of the Working Capital Adjustment, if any, (c) plus Closing Cash (which may be a negative number), (d) minus Closing Indebtedness, (e) minus Outstanding Company Expenses, (f) minus the Adjustment Escrow Amount, (g) minus the Post Measurement Date Payment Amount, (h) minus $2,250,000.00.

“Financing” means the provision of the funds by the Financing Parties to the Purchaser under the Commitment Letter.

“Financing Parties” means the lenders, underwriters, placement agents and initial purchasers, as applicable, party to the Commitment Letter or any financing arrangements the Purchaser may put in place from time-to-time with respect to any Alternative Financing.

“Financing Source Related Parties” means the Financing Parties and any other agents, arrangers, lenders and other entities that have committed to provide or arrange the Financing or Alternative Financing, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns.

“Financial Statements” means (a) the audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2012, December 31, 2013 and December 31, 2014 and the audited consolidated statements of income, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the 12-month periods then ended and (b) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2015 and the unaudited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for the 12-month period then ended.

“FTC” has the meaning set forth in Section 6.4(b).

“Fund V” has the meaning set forth in the preamble to this Agreement.

“Fund V-A” has the meaning set forth in the preamble to this Agreement.

“Fund V-B” has the meaning set forth in the preamble to this Agreement.

“Fund V Executive” has the meaning set forth in the preamble to this Agreement.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States of America and consistent with the Company and its Subsidiaries’ past practices to the extent such past practices are consistent with generally accepted accounting principles in the United State of America.

“Governmental Entity” means any (a) United States, foreign, federal, state, local or other government, (b) governmental commission, board, body, bureau, agency, department or other judicial, regulatory or administrative authority of any nature, including courts, tribunals and other judicial bodies, and (c) any regulatory or administrative instrumentality or entity established to act for or on behalf of the foregoing in exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“HCERA” has the meaning set forth in Section 4.9(e).

“Healthcare Reform Laws” has the meaning set forth in Section 4.9(e).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money (excluding any obligations incurred with respect to interchange funding from sponsor banks), (b) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments for which such Person is liable, (c) indebtedness evidenced by any note, bond, debenture, credit agreement, deeds of trust, mortgage or other debt instrument, (d) any liability of such Person in respect of banker’s acceptances or standby letters of credit or similar credit or surety transactions (in each case, to the extent drawn), (e) all obligations of such Person as lessee under leases that have been recorded by the Company as capital leases, (f) all off-balance sheet financing of such Person (but excluding operating leases), (g) Liabilities under any deferred compensation arrangements, phantom stock arrangements or similar arrangement and any Taxes payable in connection therewith (including the employer portion of any payroll, social security, unemployment or similar employer-side Tax imposed on such amounts), (h) Liabilities in respect of any accrued future payments in connection with bank referral agreements entered into by the Company or any Company Subsidiary, (i) Liabilities for underfunded defined benefit pension plans and unsatisfied obligations for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (j) net Liabilities under any interest rate, currency or other hedging arrangement and determined as if such instrument were terminated on the Closing Date, (k) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (j) above, all accrued and unpaid interest, fees or penalties owing by such Person with respect thereto, or (l) direct guarantees with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (k) above. Notwithstanding the foregoing, Indebtedness shall not include any (1) Company Expenses, (2) accrued expenses or other current liabilities arising in the Ordinary Course of Business to the extent included in Closing Working Capital, or (3) intercompany indebtedness between or among the Company and its wholly owned Subsidiaries.

“Insurance Policies” has the meaning set forth in Section 4.22.

“Integrated Technology Partner” means any third party that provides or licenses Intellectual Property Assets to its customers and bundles or integrates the transaction processing services of the Company or any of the Company Subsidiaries with such Intellectual Property Assets.

“Integrated Technology Partner Contract” means any written Contract effective as of the date hereof between the Company or any Company Subsidiary and an Integrated Technology Partner.

“Intellectual Property Assets” means:

A. All U.S., international and foreign patents and patent applications of any kind (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, inter parte reviews, covered business method reviews, post-grant reviews, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all foreign counterparts to such patents and patent applications (collectively, “Patents”);

B. All registered and unregistered trademarks, service marks, trade names, trade dress, social media identifiers and profiles, logos, slogans, corporate names, Internet domain names, and the goodwill associated therewith, together with any registrations and applications for registration thereof throughout the world (collectively, “Marks”);

C. All copyrights whether registered or unregistered, in both published and unpublished works, including all computer programs, manuals and other documentation, any and all registrations and applications for registration thereof and all other rights corresponding therefor throughout the world (collectively, “Copyrights”);

D. All (1) trade secrets and other rights, under applicable Law, including rights under U.S. federal and state trade secret Laws (“Trade Secrets”), (2) confidential information and know-how, (3) inventions (whether or not patentable) and improvements thereto (including as disclosed in invention disclosures and discoveries) and (4) moral and economic rights of authors and inventors, however denominated, throughout the world; and

E. All (1) computer programs, middleware, firmware, and libraries including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (2) data bases and compilations, including any and all data and collections of data, whether machine-readable or otherwise, (3) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, development tools, templates, menus, buttons and icons, and (4) all documentation, including user manuals and other training documentation related to any of the foregoing (collectively, “Software”).

“IPO Expenses” means all third-party costs, fees and expenses (including attorneys’ fees and expenses) of the Company and any of the Company Subsidiaries incurred (prior to and through the Closing Date, whether invoiced on, before or after the Closing Date) in connection with the preparation of the Registration Statement and the Company’s proposed initial public offering.

“IRS” means the Internal Revenue Service.

“Key Employee” means each of the individuals listed in Section 1.1 of the Company Disclosure Letter.

“Knowledge of Seller” has the meaning set forth in Section 1.4(b).

“Knowledge of the Company” has the meaning set forth in Section 1.4(a).

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 4.16(b).

“Liabilities” means any and all debts, liabilities and obligations, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means with respect to any property, property interest or asset, all liens, security interests, mortgages, pledges, hypothecations, deeds of trusts, easements, encroachments, pledges, charges and other encumbrances of every kind and nature whatsoever in respect of such property, property interest or asset, whether arising by agreement, operation of law or otherwise. A non-exclusive license of Intellectual Property Assets shall not be deemed to be a “Lien”.

“Lower Target Working Capital” means an amount equal to (i) the Target Working Capital minus (ii) $2,000,000.00.

“Management Incentive Plan” means means the Tyche Topco, Inc. Management Incentive Plan, as amended from time to time.

“Marketing Period” means the first period of twenty (20) consecutive Business Days after the date of this Agreement commencing on the first (1st) Business Day after the Purchaser has received the Required Information in Compliant form; provided, however, that (a) the entirety of the Marketing Period shall commence not earlier than March 1, 2016, and (b) if prior to the completion of the Marketing Period, the financial statements included in the Required Information available to the Purchaser on the first day of the Marketing Period would not be sufficiently current on any day during such period to satisfy the requirements of Rule 3-05 of Regulation S-X for a non-issuer entity whose financial statements are filed in a registration statement of the Purchaser to permit a registration statement of the Purchaser required to include such financial statements to be declared effective by the SEC on the last day of such period, then the Marketing Period shall not be deemed to commence until the receipt by the Purchaser of updated Required Information that would be required under Rule 3-05 of Regulation S-X (without giving effect to Rule 3-05(b)(4) of Regulation S-X) for a non-issuer entity whose financial statements are filed in a registration statement of the Purchaser to permit a registration statement of the Purchaser required to include such financial statements to be declared effective by the SEC on the last day of such new twenty (20) consecutive Business Day period; provided, further, that if the Company in good faith reasonably believes that it has delivered the Required Information at the time the Marketing Period would have otherwise commenced (assuming the Required Information had been delivered) it may deliver to the Purchaser a written notice stating when it believes it completed such delivery, in which case receipt of such Required Information shall be deemed to have been satisfied on the date of such notice for purposes of the commencement of the Marketing Period unless the Purchaser in good faith reasonably believes the Company has not completed delivery of the Required Information and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company specifying in writing any specific additional necessary information which the Company has not delivered, in which case, the Required Information shall be deemed to have been delivered on the date such additional information is delivered by the Company. Notwithstanding the foregoing, the Marketing Period shall not commence and shall be deemed not to have commenced if, during or prior to the completion of such twenty (20) consecutive Business Day period, (1) the Company indicates its intent to restate any financial statements or other financial information included in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has provided written notice to the Purchaser or otherwise publicly announced that it has concluded that no restatement shall be required or (2) the Required Information provided on the first day of such twenty (20) consecutive Business Day period is not Compliant at any time during such twenty (20) consecutive Business Day period.

“MasterCard” means MasterCard International, Inc. and any successor thereto.

“Materials of Environmental Concern” means (a) petroleum and its products and derivatives including gasoline and diesel fuel, radioactive materials, asbestos and asbestos-containing materials, pesticides, urea formaldehyde, lead and lead-containing materials, polychlorinated biphenyls, radon, or toxic mold, (b) radiation and (c) any other chemicals, materials, substances or wastes in any amount or concentration which are regulated pursuant to or the exposure to which would reasonably be expected, because of hazardous, harmful or toxic qualities, to result in any type of liability under any applicable Environmental Laws or defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “regulated substance,” “solid waste” or words of similar import under any applicable Environmental Laws.

“Measurement Date” means 11:59 pm Eastern Time on the last day of the most recent calendar month ended prior to the Closing Date.

“Merchant” means any Person (other than the Company or any Company Subsidiary and any sponsor bank) that is a party to a Merchant Agreement to which the Company or any Company Subsidiary is a party.

“Merchant Agreement” means a written Contract effective as of the date hereof between the Company and/or any Company Subsidiary, a Merchant and, if applicable, a sponsor bank or referral partner, containing the respective rights, duties, and obligations of the parties with respect to Merchant’s acceptance of Cards.

“Money Laundering Laws” has the meaning set forth in Section 4.7(d).

“Mutual Release” means the Release to be executed on the Closing Date in substantially the form attached hereto as Exhibit C.

“Neutral Referee” has the meaning set forth in Section 2.3(c)(i).

“Non-Solicitation and No-Hire Agreement” means the Non-Solicitation and No-Hire Agreement to be entered into on the Closing Date among the Purchaser and Sellers in substantially the form attached hereto as Exhibit B.

“Notice of Objection” has the meaning set forth in Section 2.3(b).

“OFAC” has the meaning set forth in Section 4.7(d).

“Option Cancellation Agreement” means (a) those agreements set forth on Section 1.1 of the Company Disclosure Letter, and (b) any other option cancellation agreement or similar agreement, by and among the Company or any Subsidiary of the Company, on the one hand, and any current or former option holder or employee of the Company or any Subsidiary of the Company, on the other hand, whether or not set forth on Section 1.1 of the Company Disclosure Letter, excluding any arrangements entered into between the Purchaser and its Affiliates, on the one hand, and any Person on the other hand.

“Order” means any judgment, cease-and-desist or other order, injunction, decree, ruling, writ, permit, assessment, arbitration award or license of any Governmental Entity or any arbitrator.

“Ordinary Course of Business” means the ordinary course of business, consistent with past custom and practice.

“Owned Real Property” has the meaning set forth in Section 4.16(a).

“Outstanding Company Expenses” means those Company Expenses unpaid as of 11:59 p.m. Eastern Time on the Business Day immediately prior to the Closing Date.

“Payoff Indebtedness” has the meaning set forth in Section 2.4(b)(iv).

“Payoff Letters” has the meaning set forth in Section 2.4(b)(iv).

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the latest Financial Statements, (b) statutory Liens existing as of the Closing Date and held by any Governmental Entity that are related to obligations that are not due or delinquent, (c) Liens reflected in the consolidated financial statements of the Company and the Company Subsidiaries included in the Financial Statements, (d) Liens or imperfections of title that do not materially detract from the value or materially interfere with the use of the assets subject thereto or affected thereby, (e) mechanics liens and similar liens for labor, materials or supplies incurred in the Ordinary Course of Business for amounts which are not delinquent and for which adequate reserves have been established in accordance with GAAP and which would not materially impair the manner and extent of the current use, occupancy and operation of the assets of the Company and its Subsidiaries, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the Company Business thereon, (g) easements, covenants, conditions, restrictions and encumbrances that do not or would not reasonably be expected to materially impair the use or occupancy of such real property in the operation of the Company’s Business conducted thereon, and (h) those Liens set forth on Section 4.18 of the Company Disclosure Letter.

“Person” means any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any Governmental Entity or political subdivision thereof.

“Post Measurement Date Payment Amount” means (i) all dividends, distributions or other similar payments (whether in cash or in kind) made to any Seller or its Affiliates from the Measurement Date through and including the Closing and any such dividends, distributions or other similar payments declared at any time from the Measurement Date through and including the Closing but unpaid as of the Closing to the extent such amounts survive as a liability after the Closing, plus (ii) all payments made to any Seller or any Affiliate thereof in connection with the purchase, redemption or other acquisition or retirement of any equity interests of the Company or any Subsidiary from the Measurement Date through and including the Closing and any such payments agreed at any time from the Measurement Date through and including the Closing to be made to the extent the obligation to make any such payment survives after the Closing, plus (iii) all payments made to any Seller or any Affiliate thereof in connection with any management, monitoring, consulting, transaction or other similar fees or arrangements from the Measurement Date through and including the Closing and any such payments agreed at any time from the Measurement Date through and including the Closing to be made to the extent the obligation to make any such payment survives after the Closing, plus (iv) all Company Expenses paid from the Measurement Date through and including the Closing, plus (v) all payments in respect of Indebtedness of the Company or any Subsidiary from the Measurement Date through and including the Closing and any such payments agreed at any time between the Measurement Date and the Closing to be made to the extent the obligation to make any such payment survives after the Closing.

“PPACA” has the meaning set forth in Section 4.9(e).

“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date and, in the case of a Straddle Period, the portion of such period ending on the Closing Date.

“Primary Business Contracts” means the Contracts listed on Section 1.1 of the Company Disclosure Letter.

“Prior Company Counsel” has the meaning set forth in Section 11.16.

“Prior Month End Working Capital” means Working Capital as of the Measurement Date.

“Pro Rata Seller Share” means with respect to each Seller, a fraction, (a) the numerator of which is the Seller Consideration of such Seller and (b) the denominator of which is the Final Aggregate Cash Consideration.

“Purchase Price Adjustment” has the meaning set forth in Section 2.3(d).

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Arrangements” has the meaning set forth in Section 4.9(l).

“Purchaser Fundamental Representations” means the representations and warranties set forth in (a) Section 5.1 (Due Organization, Good Standing and Corporate Power), and (b) Section 5.2(a) (Authorization; Noncontravention) and Section 5.2(b) (solely in the case of clause (b) with respect to organizational documents).

“Purchaser Indemnified Parties” means the Purchaser and its Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Purchaser Losses” has the meaning set forth in Section 9.1.

“Purchaser Related Parties” means the Purchaser and any of its direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (including, following the Closing, the Company and the Company Subsidiaries).

“Registration Statement” means the Company’s Registration Statement on Form S-1 filed with the SEC on October 16, 2015 (Registration No. 333-207456), as amended prior to the date hereof.

“Regulatory Law” means the Sherman Act, as amended, Council Regulation No. 4064/89 of the European Community, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, any Law analogous to the HSR Act or otherwise regulating antitrust or merger control matters and in each case existing in foreign jurisdictions, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (a) foreign investment or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Representatives” of any Person means such Person’s directors, managers, officers, principals, partners, members, employees, agents, attorneys, accountants, consultants, advisors or other authorized representatives.

“Required Information” has the meaning set forth in Section 6.10(a).

“Restricted Commitment Letter Amendments” has the meaning set forth in Section 6.10(c).

“Sale Bonus Agreements” means any agreements entered into following the date hereof and prior to Closing that provide for a cash sale bonus to employees of the Company or any of its Subsidiaries on account of the transactions contemplated under this Agreement, excluding any arrangements entered into between the Purchaser and its Affiliates, on the one hand, and any Person on the other hand.

“Schedules” has the meaning set forth in Section 1.3.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 280G Payments” has the meaning set forth in Section 6.14.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” and “Sellers” has the meaning set forth in the preamble to this Agreement.

“Seller Adjustment Payment” has the meaning set forth in Section 2.3(d)(ii).

“Seller Consideration” means, with respect to any Seller, the portion of the Final Aggregate Cash Consideration to be allocated to such Seller by Sellers’ Designee, which portion shall be calculated to effectuate the distribution provisions of each Seller’s organizational documents.

“Seller Disclosure Letter” has the meaning set forth in Article III.

“Seller Fundamental Representations” means the representations and warranties set forth in (a) Section 3.1 (Due Organization, Good Standing and Power), (b) Section 3.2(a) (Authorization; Noncontravention) and Section 3.2(b) (solely in the case of clause (b) with respect to organizational documents) and (c) Section 3.3 (Ownership of Company Shares).

“Seller Indemnified Parties” means the Sellers and each of their respective officers, directors, employees, agents, and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Seller Losses” has the meaning set forth in Section 9.2.

“Seller Person” has the meaning set forth in Section 4.19.

“Seller Recipient” has the meaning set forth in Section 2.2(b).

“Seller Related Parties” means (a) the Sellers and each of their respective former, current, or future, direct or indirect, general or limited partners, equityholders, stockholders, controlling persons, managers, members, directors, officers, employees, Affiliates, partners, Subsidiaries, portfolio companies, attorneys and other Representatives, and each of their respective successors, assignees and agents, and any former, current, or future, direct or indirect, general or limited partners, equity holders, stockholders, controlling persons, managers, members, directors, officers, employees, Affiliates, Subsidiaries, portfolio companies, attorneys and other Representatives of any of the foregoing, and their respective successors, assignees and agents, and (b) prior to the Closing, the Company, the Company Subsidiaries, and each of their respective former, current, or future, direct or indirect, general or limited partners, equityholders, stockholders, controlling persons, managers, members, directors, officers, employees, Affiliates, partners, Subsidiaries, portfolio companies, attorneys and other Representatives, and each of their respective successors, assignees and agents, and any former, current, or future, direct or indirect, general or limited partners, equity holders, stockholders, controlling persons, managers, members, directors, officers, employees, Affiliates, Subsidiaries, portfolio companies, attorneys and other Representatives of any of the foregoing, and each of their respective successors, assignees and agents.

“Sellers’ Designee” has the meaning set forth in the preamble to this Agreement.

“Settlement Agreement” has the meaning set forth in Section 3.4.

“Sponsorship Agreement” means any written Contract effective as of the date hereof pursuant to which a financial institution sponsors the Company or one or more of the Company Subsidiaries as a participant in a Card Association.

“Subsidiary” means, with respect to any Person (for purposes of this definition, such Person is referred to as the “Controlling Company”), any other Person (a) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company or any of its Subsidiaries and/or (b) with respect to which the Controlling Company or any of its Subsidiaries is a general partner or managing member.

“Target Working Capital” means $12,000,000.00.

“Tax Benefit” means any refund, credit or reduction in Tax actually realized by any Person.

“Tax” or “Taxes” shall include, whether disputed or not, any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments or levies, including income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, escheat, unclaimed property, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by any Governmental Entity (a “Tax Authority”) (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)); and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts.

“Tax Matter” means any inquiry, audit, examination, contest, assessment, reassessment, notice of Tax deficiency, claim for refund, administrative or judicial proceedings or other matter involving the adjustment of Taxes of or relating to any Tax Liability of the Company or the Company Subsidiaries.

“Tax Returns” means any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax, whether in tangible or electronic form.

“Termination Date” has the meaning set forth in Section 10.1(c).

“Third Party Claim” has the meaning set forth in Section 9.3(a).

“Third Party Referral Contract” means any written agreement between the Company or any Company Subsidiary thereof and a Third Party Referral Provider.

“Third Party Referral Provider” means any indirect sales channel (including banks, professional associations, value added resellers, sales agents and other referral sources), that sells, refers, or promotes the services of the Company to Merchants pursuant to a Third Party Referral Contract, excluding Integrated Technology Partners.

“Third Party Rights” has the meaning set forth in Section 4.12(g).

“Top Merchant Customers” has the meaning set forth in Section 4.24.

“Top Referral Providers” has the meaning set forth in Section 4.25.

“Top Integrated Technology Partners” has the meaning set forth in Section 4.26(a).

“Transfer Taxes” has the meaning set forth in Section 8.7.

“Unreimbursed Financing Cooperation Expenses” means any expenses incurred or paid by the Sellers or the Company for which the Purchaser is obligated to reimburse the Sellers or the Company pursuant to Section 6.10(b)(i) and which costs have not been reimbursed to the Sellers or the Company prior to the Closing.

“U.S.” means the United States of America.

“VEPF V” has the meaning set forth in the preamble to this Agreement.

“Visa” means VISA Inc. and Visa International, Inc. and any successor thereto.

“Vista” has the meaning set forth in Section 6.2(b).

“Vista Confidential Information” has the meaning set forth in Section 6.2(b).

“Voting Debt” has the meaning set forth in Section 4.3(a).

“VSOPs” has the meaning set forth in Section 6.2(b).

“Worker Safety Laws” means all Laws and Orders relating to public and worker health and safety.

“Working Capital” means (a) the consolidated current assets of the Company and the Company Subsidiaries (excluding (i) the Cash Amount, (ii) short-term investments, (iii) Taxes receivable, (iv) the current portion of any notes receivable and (v) prepaid Company Expenses) minus (b) the consolidated current liabilities of the Company and the Company Subsidiaries (excluding (i) derivative deposits and short-term derivative Liabilities, (ii) accrued income taxes, (iii) accrued interest expenses, (iv) the current portion of any Indebtedness, (v) accrued legal settlements in an amount of up to $2,250,000.00, (vi) accrued bonuses to the extent included in the definition of Company Expenses, (vii) accrued severance and any deferred compensation liability related to the Option Cancellation Agreements to the extent included in the definition of Company Expenses, and (viii) accrued transaction costs to the extent included in the definition of Company Expenses), in each case, except as set forth herein, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Working Capital Adjustment” means the amount, if any, by which Lower Target Working Capital exceeds the Closing Working Capital. For the avoidance of doubt, if the Lower Target Working Capital is equal to or less than the Closing Working Capital, the Working Capital Adjustment shall be zero.

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:

(a) references in this Agreement to “writing” or comparable expressions include references to facsimile transmission or comparable means of communication (including electronic mail); provided, that the sender complies with Section 11.3;

(b) the phrases “delivered” or “made available”, when used in this Agreement, mean that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to the Purchaser or Sellers’ Designee, material that has been posted and made available to the Purchaser or Sellers’ Designee through any “data room” (virtual or otherwise));

(c) words expressed in the singular number include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d) references to Articles, Sections, Schedules, Annexes and Exhibits are references to articles, sections, schedules, annexes and exhibits of this Agreement;

(e) the headings of the several Articles and Sections of this Agreement and the Disclosure Letters are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(f) references to “day” or “days” are to calendar days and, whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day;

(g) references to “the date hereof” mean the date of this Agreement;

(h) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any provision of this Agreement;

(i) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time in accordance with its terms be, amended, varied, novated, supplemented and in effect;

(j) “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;

(k) “extent” in the phrase “to the extent” is deemed to refer to the degree to which a subject or other items extends and shall not simply mean “if”; and

(l) references to “Dollars”, “dollars” or “$” without more are to the lawful currency of the United States of America.

Section 1.3 Schedules, Exhibits, Annexes and the Disclosure Letters. The schedules (the “Schedules”), exhibits (the “Exhibits”) and annexes (the “Annexes”) to this Agreement and the Disclosure Letters are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

Section 1.4 Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to (a) the “Knowledge of the Company”, it means the actual knowledge, after reasonable inquiry, of the individuals set forth in Section 1.4 of the Company Disclosure Letter, and (b) the “Knowledge of Seller”, it means, with respect to each Seller, the actual knowledge, after reasonable inquiry, of the individuals set forth in Section 1.4 of the Seller Disclosure Letter directly under the name of each such Seller.

ARTICLE II

PURCHASE AND SALE OF COMPANY SHARES

Section 2.1 Purchase and Sale of Company Shares. On the terms, and subject to the conditions set forth in this Agreement, each Seller shall sell, assign, transfer and deliver (or cause to be sold, assigned, transferred and delivered) to the Purchaser on the Closing Date, and the Purchaser shall purchase on the Closing Date from each Seller on a several and not joint basis, the Company Shares set forth across from such Seller’s name on Section 3.3 of the Seller Disclosure Letter, in each case, free and clear of all Liens (other than Liens created by the Purchaser or arising under applicable securities Laws). Each Seller shall take or cause to be taken such action as is reasonably necessary and legally required to reflect the sale, assignment, transfer and delivery, pursuant to the immediately preceding sentence, of the Company Shares held by it on the books and records of the Company.

Section 2.2 Purchase Price; Delivery of Funds; Payment of Indebtedness and Outstanding Company Expenses.

(a) At least three (3) Business Days, but not more than five (5) Business Days, prior to the date that the Company believes in good faith will be the Closing Date, the Company shall prepare and deliver to the Purchaser a statement (the “Estimated Closing Statement”) setting forth: (i) the Company’s good faith estimate of the amount of Closing Indebtedness (the “Estimated Closing Indebtedness”), (ii) the Company’s good faith estimate of the amount of Closing Cash (the “Estimated Closing Cash”), (iii) the Company’s good faith estimate of the amount of Outstanding Company Expenses (the “Estimated Outstanding Company Expenses”), (iv) the Company’s good faith estimate of the Closing Month End Working Capital (the “Estimated Closing Month End Working Capital”), (v) the Post Measurement Date Payment Amount, and (vi) the Estimated Aggregate Cash Consideration, together with reasonable supporting detail; provided that the Purchaser, the Sellers and the Company acknowledge and agree that the amount of Estimated Closing Month End Working Capital shall be delivered solely for informational purposes, and the Estimated Aggregate Cash Consideration shall not be impacted by such amount of Estimated Closing Month End Working Capital for purposes of this Agreement. The Sellers and the Company shall in good faith consider any objections or comments of the Purchaser to the Estimated Closing Statement and, prior to Closing, shall re-issue the Estimated Closing Statement with any such revisions that the Sellers have reasonably determined are appropriate. The Sellers and the Purchaser shall (and the Sellers shall cause the Company to) cooperate in good faith following the execution of this Agreement in connection with the process for preparation of the Estimated Closing Statement.

(b) At the Closing, in consideration for the sale by the Sellers of the Company Shares (subject to the adjustments set forth in Section 2.3 hereof) the Purchaser shall pay the

Estimated Aggregate Cash Consideration to Sellers’ Designee (or to such Sellers or Affiliates of the Sellers as may otherwise be directed by the Sellers’ Designee (any such recipient, a “Seller Recipient”)) by wire transfer of immediately available funds to the account or accounts designated by the Sellers’ Designee in writing to the Purchaser at least two (2) Business Days prior to the Closing Date.

(c) At the Closing, the Purchaser shall pay to the holders of the Payoff Indebtedness an amount sufficient to repay all such Payoff Indebtedness with the result that immediately following the Closing there shall be no further obligations (other than obligations which expressly survive the repayment of such Payoff Indebtedness as set forth in the applicable Payoff Letter) of the Company or the Company Subsidiaries with respect to any Payoff Indebtedness outstanding immediately prior to the Closing, as set forth in the Payoff Letters.

(d) At the Closing, the Purchaser shall pay any amounts constituting Outstanding Company Expenses by wire transfer of immediately available funds as directed by the Company to the Purchaser at least two (2) Business Days prior to the Closing Date.

(e) Each Seller hereby directs the Purchaser to deliver to Sellers’ Designee or any Seller Recipient designated by the Sellers’ Designee such Seller’s Seller Consideration, and directs Sellers’ Designee to receive on its behalf and thereafter disburse thereto, or to direct the Purchaser to deliver to one or more Seller Recipients, such Seller’s Seller Consideration. The Sellers hereby designate Sellers’ Designee as their representative, attorney-in-fact and agent and authorize Sellers’ Designee (i) to make all decisions relating to the determination of the Final Aggregate Cash Consideration and the Purchase Price Adjustment pursuant to Section 2.3, (ii) to negotiate, settle, compromise and otherwise handle all disputes with the Purchaser regarding any adjustment pursuant to Section 2.3 and indemnification pursuant to Article IX, (iii) to take all action necessary in connection with the waiver of any condition to the obligations of the Company and the Sellers to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims hereunder, including for which the Sellers may be required to indemnify the Purchaser pursuant to Article IX, (iv) to give and receive all notices required to be given under the Agreement, (v) to execute any amendment to this Agreement on behalf of the other Sellers and otherwise in accordance with Section 11.7, and (vi) to do each and every other act and exercise any and all other rights which the Sellers collectively are permitted or required to do or exercise under this Agreement. With respect to each payment of cash that each Seller is entitled to receive under this Agreement, the Sellers agree that Sellers’ Designee shall round such payment to the nearest cent. A decision, act, consent, instruction or action of Sellers’ Designee, including any agreement between Sellers’ Designee and the Purchaser relating to the determination of the Purchase Price Adjustment, the Final Aggregate Cash Consideration or the defense or settlements of any claims for which the Sellers may be required to indemnify the Purchaser pursuant to Article IX, shall constitute a decision, act, consent, instruction or action of all Sellers and shall be binding and conclusive upon each of such Sellers and the Purchaser and the Escrow Agent may rely upon any such decision, act, consent, instruction or action as being the decision, act, consent or instructions of each and every such Seller. The Purchaser and the Escrow Agent are entitled to rely upon such decision, act, consent, instruction or action of Sellers’ Designee as the decision, act, consent, instruction or action of all Sellers for all purposes hereunder.

(f) At the Closing, the Purchaser shall pay to the Escrow Agent the Adjustment Escrow Amount by wire transfer of immediately available funds to be held and distributed by the Escrow Agent in accordance with this Agreement and the Escrow Agreement.

Section 2.3 Determination of Purchase Price Adjustment.

(a) Promptly after the Closing Date, and in any event not later than ninety (90) days following the Closing Month End Date, the Purchaser shall prepare or shall cause the Company to prepare and deliver to Sellers’ Designee (i) (A) if the Closing Date is on the first day of the month, an unaudited consolidated balance sheet of the Company as of 11:59 p.m. Eastern Time on the Business Day immediately prior to the Closing Date, and (B) if the Closing Date is not on the first day of the month, unaudited consolidated balance sheets of the Company as of the Measurement Date and the Closing Month End Date (the “Closing Balance Sheet”), and (ii) a statement (the “Closing Statement”) setting forth the Purchaser’s good faith calculations of (A) the amount of the Closing Indebtedness, (B) the amount of the Closing Cash, (C) the amount of the Outstanding Company Expenses, (D) the amount of Closing Working Capital, (E) the amount of the Working Capital Adjustment, (F) the Post Measurement Date Payment Amount, and (F) the Final Aggregate Cash Consideration based on such amounts set forth in the Closing Statement, which statement shall include reasonable supporting detail.

(b) No later than thirty (30) days following the delivery by Purchaser of the Closing Statement, the Sellers’ Designee shall notify the Purchaser in writing whether it accepts or disputes the accuracy of the calculations set forth in the Closing Statement. During such thirty (30) day period, the Sellers’ Designee and its agents shall be provided with reasonable access, during reasonable hours and upon reasonable prior written notice, to the financial books and records of the Company and the Company Subsidiaries relating to the preparation of the Closing Statement, in each case, as it may reasonably request to enable it to evaluate the calculations set forth in the Closing Statement. In the event that Sellers’ Designee accepts the calculations set forth in the Closing Statement or does not object to the Closing Balance Sheet or Closing Statement by written notice of objection (the “Notice of Objection”) delivered to the Purchaser within thirty (30) days after receipt of the Closing Balance Sheet and the Closing Statement by Sellers’ Designee, the calculation of the Final Aggregate Cash Consideration pursuant to the Closing Statement shall be deemed final and binding. A Notice of Objection shall set forth in reasonable detail Sellers’ Designee’s alternative calculations of (i) the amount of the Closing Indebtedness, (ii) the amount of the Closing Cash, (iii) the amount of the Outstanding Company Expenses, (iv) the Closing Working Capital and the Working Capital Adjustment calculated by reference thereto, (v) the Post Measurement Date Payment Amount, and (vi) the Final Aggregate Cash Consideration based on such amounts, in each case calculated in accordance with the terms of this Agreement or the items disputed by the Sellers’ Designee.

(c) If Sellers’ Designee delivers a Notice of Objection to the Purchaser within the thirty (30) day period referred to in Section 2.3(b), then any element of the Closing Statement that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding and any disputed items (the “Disputed Items”) shall be resolved as follows:

(i) During the ten (10) Business Days following delivery of a Notice of Objection, Sellers’ Designee and the Purchaser shall endeavor in good faith to resolve the Disputed Items listed in the Notice of Objection. During such ten (10) Business Day period and until the final determination of the Purchase Price Adjustment, the Sellers’ Designee and its agents shall be provided with reasonable access, during reasonable hours and upon reasonable prior written notice, to the financial books and records of the Company and the Company Subsidiaries to enable it to evaluate all matters set forth in the Notice of Dispute. If a written agreement determining the Disputed Items has not been reached within ten (10) Business Days (or such longer period as may be agreed by Sellers’ Designee and the Purchaser) after the date of receipt by the Purchaser from Sellers’ Designee of the Notice of Objection, the resolution of such Disputed Items shall be submitted to PricewaterhouseCoopers LLP or, if such firm is unwilling or unable to serve as the Neutral Referee, such other independent accountant of national standing to which the Purchaser and Sellers’ Designee shall mutually agree in writing (the “Neutral Referee”) to make a binding determination as to the Disputed Items. Each party hereto acknowledges that the other parties hereto may have a historical relationship with the Neutral Referee in the ordinary course of their respective businesses, which may include the provision of tax, accounting, consulting or other services to the other parties hereto by the Neutral Referee. If one or more Disputed Items are submitted to the Neutral Referee for resolution, the Purchaser and Sellers’ Designee shall cooperate with the Neutral Referee in connection with its determination pursuant to this Section 2.3. Within ten (10) Business Days after the Neutral Referee has been retained, each of the Purchaser, on the one hand, and Sellers’ Designee, on the other hand, shall furnish, at their own expense, to the Neutral Referee and substantially simultaneously to the other, a written statement of its position with respect to each Disputed Item. Within five (5) Business Days after the expiration of such ten (10) Business Day period, each of Purchaser and Sellers’ Designee may deliver to the Neutral Referee its response to the other’s position on each Disputed Item; provided that each delivers a copy thereof substantially simultaneously to the other. With each submission, each of the Purchaser and Sellers’ Designee may also furnish to the Neutral Referee such other information and documents as each deems relevant or such information and documents as may be requested by the Neutral Referee; provided that each delivers a copy thereof substantially simultaneously to the other. The Neutral Referee may, at its discretion, conduct one or more conferences (whether in person or by teleconference) concerning the Disputed Items, and each of the Purchaser and Sellers’ Designee shall have the right to present additional documents, materials and other information and to have present its Representatives at all such conferences;

(ii) Sellers’ Designee and the Purchaser shall instruct the Neutral Referee to promptly (and in any event within twenty (20) Business Days of the submission of the Disputed Items to the Neutral Referee) render a decision with respect to the calculation of each of the Disputed Items (and only with respect to any unresolved Disputed Items set forth in the Notice of Dispute) in accordance with this Section 2.3(c) and based solely on the submissions of the parties pursuant to Section 2.3(c)(ii) along with a written statement delivered to each of the Purchaser and Sellers’ Designee. The decision of the Neutral Referee shall be final and binding upon each party hereto and the decision of the Neutral Referee shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover;

(iii) the Final Aggregate Cash Consideration shall be recalculated based upon the final determination (or deemed determination) of the Neutral Referee with respect to the Disputed Items, and the Final Aggregate Cash Consideration, as so recalculated, shall be deemed to be final and binding;

(iv) the fees, costs and expenses of the Neutral Referee (A) shall be borne by the Purchaser in the proportion that the aggregate dollar amount of all Disputed Items that are unsuccessfully disputed by the Purchaser (as finally determined by the Neutral Referee) bears to the aggregate dollar amount of Disputed Items, and (B) shall be borne by the Sellers on a several and not joint basis in the proportion that the aggregate dollar amount of Disputed Items that are successfully disputed by the Purchaser (as finally determined by the Neutral Referee) bears to the aggregate dollar amount of all Disputed Items; and

(v) the Neutral Referee shall act as an expert and not as arbitrator to determine, based upon the provisions of this Section 2.3(c), only the Disputed Items, and the determination of each amount of the Disputed Items shall be made in accordance with the procedures set forth in Section 2.3(a). The Neutral Referee shall not assign to any item in dispute a value that is (i) greater than the greatest value for such item assigned by the Purchaser, on the one hand, or Sellers’ Designee, on the other hand, or (ii) less than the smallest value for such item assigned by the Purchaser, on the one hand, or Sellers’ Designee, on the other hand.

(d) Upon the determination, in accordance with Section 2.3(b) or Section 2.3(c), of the Final Aggregate Cash Consideration, Sellers’ Designee and the Purchaser shall cause the Escrow Agent to, or the Purchaser shall, as the case may be, make the payment(s) required by this Section 2.3(d). The amount payable from the Adjustment Escrow Funds or by the Purchaser pursuant to this Section 2.3(d) is referred to herein as the “Purchase Price Adjustment”.

(i) If the Final Aggregate Cash Consideration is greater than the Estimated Aggregate Cash Consideration, then the Purchaser shall pay to the Sellers’ Designee on behalf of and for delivery to the Sellers an aggregate amount in cash equal to the aggregate difference between the Final Aggregate Cash Consideration and the Estimated Aggregate Cash Consideration within three (3) Business Days of the determination of the Final Aggregate Cash Consideration, such amount to be paid by wire transfer of immediately available funds to the account or accounts designated by the Sellers’ Designee pursuant to Section 2.2(b) or such other account or accounts designated in writing by the Sellers’ Designee. Further, the Purchaser and Sellers’ Designee shall jointly instruct the Escrow Agent to immediately release to the Sellers the remaining balance of the Adjustment Escrow Funds in accordance with each Seller’s Pro Rata Seller Share.

(ii) If the Final Aggregate Cash Consideration is less than the Estimated Aggregate Cash Consideration, then within three (3) Business Days after the determination of the Final Aggregate Cash Consideration, the Purchaser and Sellers’ Designee shall jointly instruct the Escrow Agent to immediately release (A) to the

Purchaser from the Adjustment Escrow Funds an amount equal to the amount by which the Estimated Aggregate Cash Consideration exceeds the Final Aggregate Cash Consideration (the “Seller Adjustment Payment”), and (B) to the Sellers, the remaining balance of the Adjustment Escrow Funds, if any, in accordance with each Seller’s Pro Rata Seller Share. In the event that the Seller Adjustment Payment is greater than the Adjustment Escrow Fund, the amount by which the Seller Adjustment Payment exceeds the Adjustment Escrow Funds shall be paid by the Sellers to the Purchaser by wire transfer of immediately available funds to the account designated by the Purchaser within three (3) Business Days of the determination of the Final Aggregate Cash Consideration.

(e) In the event that the Closing occurs on a day other than the first calendar day of a month, during the period from the Closing through the last calendar day of the month in which the Closing occurs:

(i) the Purchaser shall not and shall cause the Company and each of its Subsidiaries not to:

A. except as otherwise specifically contemplated by this Section 2.3(e), take any action outside of the Ordinary Course of Business that would reasonably be expected to materially and negatively impact (after taking into account any positive impact from such action or other action taken) the Closing Month End Working Capital, except to the extent such impact can be quantified and the Purchaser agrees to adjust the calculation of the Closing Month End Working Capital to reflect such amount with the prior written consent of Sellers’ Designee (which consent will not be unreasonably withheld, conditioned or delayed);

B. materially alter the pricing of products sold by the Company between the Closing and the Closing Month End;

C. except for any voluntary cessation of employment or termination “for cause”, materially reduce the overall size of the Company’s sales team or reassign a material number of members of the Company’s sales team, in each case as employed by the Company immediately prior to the Closing;

D. except for any voluntary cessation of employment or termination “for cause”, terminate any Key Employee or reassign any Key Employee; and

E. take any action that causes the Company not to operate as a stand-alone division (subject to Purchaser’s right to provide shared services required by business divisions generally so long as such provision of shared services, in the reasonable determination of Purchaser, would not be expected to materially and negatively impact Closing Month End Working Capital).

(ii) the Purchaser shall and shall cause the Company and each of its Subsidiaries to:

A. except as otherwise specifically contemplated by this Section 2.3(e), operate the business of the Company in the Ordinary Course of Business in all material respects;

B. maintain separate books and records for the Company as is reasonably necessary in order to allow the calculation of Closing Month End Working Capital; and

C. allocate capital to the Company in a manner consistent in all material respects with the practice of the Company at or prior to the Closing, provided, however, that if the Purchaser determines in good faith that it is necessary to allocate capital to the Company in excess of the amounts allocated in the Company’s past practice, such excess amounts shall not be taken into account in the calculation of Closing Month End Working Capital.

(f) Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that, (i) in the event that the Purchaser fails to comply in all material respects with the provisions of Section 2.3(e), the Working Capital Adjustment shall be deemed to be zero ($0.00) for the purposes of calculating Final Aggregate Cash Consideration and (ii) the remedy set forth in the foregoing clause (i) shall be the Sellers’ sole and exclusive remedy with respect to any claims the Sellers may have with respect to any breach or violation by the Purchaser, or its Affiliates, of Section 2.3(e).

Section 2.4 Closing; Closing Deliverables.

(a) Subject to the terms and conditions of this Agreement, the sale referred to in Section 2.1 (the “Closing”) will take place at (i) the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036, unless another place is agreed to in writing by the parties hereto, at 10:00 a.m., Eastern Time, on a date specified by the parties, which shall be no later than two (2) Business Days after the satisfaction or waiver (subject to applicable Law) of all of the conditions set forth in Article VII (other than those conditions that relate to action to be taken at the Closing, subject to the satisfaction of such conditions (or, to the extent legally permitted, waiver by the party or parties entitled to the benefit of such conditions) at the Closing) and which shall not be prior to April 1, 2016; provided that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, if the Closing were to occur in accordance with this Section 2.4 prior to the end of the Marketing Period, the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (A) any Business Day during the Marketing Period specified by the Purchaser to Sellers’ Designee on no fewer than two (2) Business Days’ written notice to Sellers’ Designee, (B) two (2) Business Days immediately following the last day of the Marketing Period, provided that such date is not before April 1, 2016, and (C) two (2) Business Days immediately following the date on which the Purchaser shall have consummated the Financing (or any Alternative Financing), provided that such date is not before April 1, 2016, but subject, in each case, with respect to the foregoing clauses (A), (B) and (C), to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII at such time (other than those conditions that relate to action to be taken at the Closing, subject to the satisfaction of such conditions (or, to the extent legally permitted, waiver by the party or parties entitled to the benefit of such conditions) at the Closing), or (ii) such other date, time, or place as agreed to in writing by the parties hereto, in each case unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual agreement of the parties hereto. The date on which the Closing actually occurs is herein referred to as the “Closing Date”.

(b) At the Closing, the Company or the applicable Seller shall deliver or cause to be delivered to the Purchaser:

(i) a certificate signed by an authorized officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) with respect to the Company have been satisfied;

(ii) a certificate signed by each Seller, dated as of the Closing Date, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) with respect to such Seller have been satisfied;

(iii) counterparts to the Escrow Agreement, duly executed by the Sellers’ Designee;

(iv) a duly executed pay-off letter (each, a “Payoff Letter”) from each holder of Indebtedness of the Company and the Company Subsidiaries or a Lien on the Company and the Company Subsidiaries set forth on Section 2.4(b)(iv) of the Company Disclosure Letter and any other such holder of Indebtedness of the Company and the Company Subsidiaries or a Lien on the Company and the Company Subsidiaries as the Purchaser may reasonably request (the “Payoff Indebtedness”), (A) setting forth the aggregate amount of all such Payoff Indebtedness owing to such holder, (B) providing that upon receipt by the applicable holder of the aggregate amount of all such Payoff Indebtedness owing to such holder, any related Liens on any of the assets or properties of the Company or the Company Shares securing such Payoff Indebtedness shall be deemed released and (C) authorizing or agreeing to handle the filing of UCC-3 termination statements (or other comparable documents) for all UCC-1 financing statements (or other comparable documents) filed in connection with any such Lien, in each case effective upon the receipt by such holder of funds pursuant to Section 2.2(c);

(v) evidence of the termination of that certain Management Agreement, dated November 12, 2014, by and among Vista Equity Partners III, LLC, the Company and the Company Subsidiaries party thereto, effective as of the Closing, such that all Liabilities thereunder are satisfied or released at the Closing;

(vi) a non-foreign person affidavit from each Seller dated as of the Closing Date as required by Section 1445 of the Code;

(vii) counterparts to the Non-Solicitation and No-Hire Agreement, duly executed by each of the Sellers; and

(viii) counterparts to the Mutual Release, duly executed by each of the Sellers.

(c) At the Closing, the Purchaser shall make the payments set forth in Section 2.2 and shall deliver or cause to be delivered to Sellers’ Designee:

(i) on behalf of and for delivery to the Sellers, the Estimated Aggregate Cash Consideration;

(ii) counterparts to the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent; and

(iii) a certificate signed by an authorized officer of the Purchaser, dated as of the Closing Date, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 2.5 Tax Treatment of Payments. Any payments made with respect to adjustments made pursuant to Section 2.3 shall be deemed to be, and each Seller and the Purchaser shall treat such payments as, an adjustment to the purchase price for federal, state, local and foreign income Tax purposes to the extent permitted by applicable Law.

Section 2.6 Withholding. The Purchaser and the Escrow Agent will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any Person, including payments made under the Escrow Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and to collect any necessary Tax forms, including IRS Forms W-8 or W-9, as applicable, or any similar information, from the Sellers and any other recipients of payments hereunder; provided, however, except with respect to payments in the nature of compensation to be made to employees or former employees, the Purchaser shall provide the Sellers with a written notice of the Purchaser’s intention to withhold at least three (3) Business Days prior to any such withholding and the Purchaser and the Sellers shall use commercially reasonable efforts to minimize any such Taxes. In the event that any amount is so deducted and withheld, and properly remitted, such amount will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amount was withheld was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure letter delivered by the Sellers to the Purchaser (the “Seller Disclosure Letter”) in connection with this Agreement, each Seller, severally as to itself only, and not jointly or jointly and severally, hereby represents and warrants to the Purchaser as follows:

Section 3.1 Due Organization, Good Standing and Power. Such Seller is a corporation, limited liability company or limited partnership, duly organized and validly existing under the Laws of its jurisdiction of incorporation or formation. Such Seller is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the character or location of the properties it owns, leases or operates or the nature of the business it conducts makes such qualification, license or good standing (or the equivalent thereof) necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing (or the equivalent thereof) would not reasonably be expected to materially impair the ability of such Seller to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

Section 3.2 Authorization; Noncontravention.

(a) Such Seller has the requisite legal power and authority and has taken all necessary corporate, limited liability company or similar action to execute and deliver this Agreement and all other instruments and agreements to be delivered by such Seller as contemplated hereby and thereby, to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. At the Closing, the Sellers shall have the power and authority to cause the sale and transfer of the Company Shares held by such Seller. The execution, delivery and performance of this Agreement by such Seller, and the consummation by such Seller of the transactions contemplated hereby, have been duly authorized and approved by all necessary corporate or other action. This Agreement has been duly executed and delivered by such Seller and, assuming that this Agreement constitutes a valid and binding obligation of the Purchaser, the Company and each other Seller, constitutes a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b) Except as would not be material to the ability of such Seller to execute, deliver or perform this Agreement, the consummation by such Seller of the transactions contemplated hereby or compliance by such Seller with any of the provisions hereof and, the execution and delivery of this Agreement by such Seller will not (i) conflict with or result in any breach of any provision of the organizational documents of such Seller, (ii) require such Seller to make any filing with, give any notice to, or obtain any permit, authorization, consent or approval of, any Governmental Entity (except for any such actions required by the HSR Act), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which such Seller, as the case may be, is a party or by which it or any of its respective properties or assets may be bound or (iv) violate any Law or Order applicable to such Seller or any of such Seller’s respective properties or assets.

Section 3.3 Ownership of Company Shares.

(a) Such Seller’s record ownership and beneficial ownership of the Company Shares as of the date hereof is set forth in Section 3.3 of the Seller Disclosure Letter. Other than the Company Shares set forth next to each Seller’s name in Section 3.3 of the Seller Disclosure Letter, such Seller does not own as of the date hereof, of record or beneficially, any other equity interests of the Company or any controlled or non-controlled subsidiary of the Company. Such Seller has (and, as of the Closing, such Seller will have) good and valid title to all of the

Company Shares set forth next to such Seller’s name in Section 3.3 of the Seller Disclosure Letter and such Company Shares are beneficially and of record owned by such Seller, free and clear of all Liens, except for Liens arising under applicable securities Laws. Upon the consummation of the transactions contemplated by this Agreement, such Seller will convey to the Purchaser good title to the Company Shares set forth next to such Seller’s name in Section 3.3 of the Seller Disclosure Letter, free and clear of all Liens, except for those created by the Purchaser or arising out of ownership of the Company Shares by the Purchaser and other than Liens arising under applicable securities Laws.

(b) The Sellers collectively have, and immediately prior to the Closing the Sellers will collectively have, ownership and voting control over all of the issued and outstanding Company Shares. Such Seller is not a party to any outstanding Contract with any Person to purchase, redeem or otherwise acquire or acquire rights in any of such Seller’s Company Shares.

Section 3.4 Litigation. There is no Action pending or, to the Knowledge of such Seller, threatened against such Seller or involving such Seller’s assets or properties that, individually or in the aggregate, would reasonably be expected to materially impair the ability of such Seller to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement. None of such Seller nor any of such Seller’s assets or properties is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to materially impair the ability of such Seller to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement. Such Seller has not entered into any Contract regarding the settlement or resolution of any Action (a “Settlement Agreement”) that, individually or in the aggregate, would reasonably be expected to materially impair the ability of such Seller to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement, nor is any such Settlement Agreement pending approval by any Governmental Entity.

Section 3.5 Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of such Seller or any holder of Company Shares as of immediately prior to the Closing that is not a Seller is, or shall be, entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from the Company or any of the Company Subsidiaries.

Section 3.6 Acknowledgment by Sellers. Such Seller acknowledges and agrees that except as expressly set forth in Article V, none of the Purchaser nor any of the Purchaser’s Subsidiaries nor any of their Representatives has made any representation or warranty, express or implied, at law or in equity, to such Seller or any of its Representatives with respect to the Purchaser, its business and operations or otherwise in connection with this Agreement or any of the other transactions contemplated hereby and none of the Purchaser nor any other Person shall be subject to any liability to such Seller or any other Person resulting from the Purchaser’s making available to such Seller or such Seller’s use of such information, or any information, documents or material made available to such Seller in the due diligence materials provided to such Seller, in management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the

Purchaser makes no representation or warranty to such Seller with respect to any financial projection or forecast relating to the Purchaser or any of the Purchaser’s Subsidiaries, whether or not included in any management presentation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to the Purchaser (the “Company Disclosure Letter”) in connection with this Agreement, the Company hereby represents and warrants to the Purchaser as follows:

Section 4.1 Due Organization, Good Standing and Corporate Power. The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company (together, the “Company Subsidiaries”) is set forth in Section 4.1 of the Company Disclosure Letter and is duly organized and validly existing under the Laws of its jurisdiction of incorporation or formation and each has all requisite power (corporate or otherwise) and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of the Company Subsidiaries are duly qualified or licensed to do business and are in good standing (or the equivalent thereof) in each jurisdiction in which the character or location of the properties they own, lease or operate or the nature of the business they conduct makes such qualification, license or good standing (or the equivalent thereof) necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing (or the equivalent thereof) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Certificate of Incorporation and the Bylaws of the Company, copies of which have previously been made available to the Purchaser, are true, correct, and complete copies of such documents as currently in effect. The organizational documents of each of the Company Subsidiaries, copies of which have previously been made available to the Purchaser, are true, correct, and complete copies of such documents as currently in effect.

Section 4.2 Authorization; Noncontravention.

(a) The Company has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by the Company as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of the Purchaser and the Sellers, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b) Except as set forth on Section 4.2(b) of the Company Disclosure Letter and except for the filing of a Notification and Report under the HSR Act and any similar filings in foreign jurisdictions, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will, (i) conflict with or result in any breach of any provision of the organizational documents of the Company, (ii) require the Company or any of the Company Subsidiaries to make any filing with, give any notice to, or obtain any permit, authorization, consent or approval of, any Governmental Entity, (iii) (A) require the Company or any Company Subsidiaries to give any notice to, or obtain any consent from, any Person under, or (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Contract, or (iv) violate any Order or Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets, except in the case of clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, defaults or rights of termination, cancellation or acceleration which, if not made or obtained, would not (A) materially delay consummation of the transactions contemplated hereby, (B) otherwise materially delay performance by the Company of its material obligations under this Agreement, or (C) be or reasonably be expected to be material to the Company or the Company Subsidiaries, taken as a whole.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 250,000 shares of common stock, par value $0.001 per share and 20,000 shares of preferred stock, par value $0.001 per share.

(b) Section 4.3 of the Company Disclosure Letter accurately and completely sets forth the capital structure of the Company and each Company Subsidiary including the number of shares of capital stock, units or other equity interests which are authorized and which are issued and outstanding and are held of record by the Persons and in the amounts set forth on Section 4.3 of the Company Disclosure Letter. Except as set forth on Section 4.3 of the Company Disclosure Letter, there are no Company Shares held in the treasury of the Company.

(c) All issued and outstanding Company Shares have been duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by Law or Order, under applicable securities Laws or as set forth on Section 4.3 of the Company Disclosure Letter. Except as set forth on Section 4.3 of the Company Disclosure Letter, there are no bonds, debentures, notes or other indebtedness having general voting rights, or convertible into securities having such rights (“Voting Debt”) of the Company or the Company Subsidiaries issued and outstanding. Except as set forth on Section 4.3 of the Company Disclosure Letter, the Company is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Company to issue, deliver or sell, or cause to be issued, delivered or sold any Company Shares or any other equity security or Voting Debt of the Company or any of the Company Subsidiaries or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of

Company or any other equity security or Voting Debt of the Company or any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements. Except as set forth on Section 4.3 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests or Voting Debt in the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company Subsidiaries. No Company Subsidiary owns any Company Shares. There are no Company Shares outstanding that are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of the Company.

(d) Each Company Subsidiary is a wholly-owned Subsidiary of the Company. No Company Subsidiary is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the equity interests or shares of capital stock of each of the Company Subsidiaries are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and, with respect to such interests or shares held directly or indirectly by the Company, are owned by the Company free and clear of any Liens other than Liens arising under applicable Securities laws and Liens granted in connection with the Company’s existing credit facility (as in effect on the date hereof and which Liens will be fully released at Closing upon, and subject to, the payment by the Purchaser contemplated by Section 2.2(c)). Except as set forth on Section 4.3 of the Company Disclosure Letter, there is no stockholder rights plan or similar Contract under which the Company or any of the Company Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e) Except as set forth on Section 4.3 of the Company Disclosure Letter, (i) there are no voting trusts or other agreements to which the Company or any of the Company Subsidiaries is a party with respect to the voting of any shares of Company Common Stock or any capital stock of, or other equity interest of, the Company or any of the Company Subsidiaries, and (ii) neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

(f) Except as set forth on Section 4.3 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary owns any equity interest, directly or indirectly (other than equity interests in the Company Subsidiaries), in any Person.

Section 4.4 Financial Statements. The Financial Statements are attached to Section 4.4 of the Company Disclosure Letter. The Financial Statements (including in each case,

any related notes and schedules) (a) were prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such Financial Statements, and (b) fairly present the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated statement of income, cash flows and changes in equity for the periods indicated, consistent with the books and records of the Company and the Company Subsidiaries, except that the unaudited financial statements are subject to normal year-end adjustments and reclassifications which are not expected to be material in amount or effect and lack footnote disclosure and statement of cash flows). Since December 31, 2014, except as set forth on Section 4.4 of the Company Disclosure Letter, there has been no material change in any accounting (or tax accounting) policy, practice or procedure of the Company or any Company Subsidiary. The Company and the Company Subsidiaries maintain accurate books and records reflecting each of their assets and liabilities and maintain proper and adequate internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes in accordance with GAAP. The consolidated, unaudited balance sheet of the Company and the Company Subsidiaries as of December 31, 2015 is referred to herein as the “Balance Sheet” and December 31, 2015 is referred to as the “Balance Sheet Date”.

Section 4.5 No Undisclosed Liabilities. Except as set forth on Section 4.5 of the Company Disclosure Letter, there are no Liabilities of the Company or any Company Subsidiary of a nature required by GAAP to be reflected in a balance sheet or the notes thereto, except for Liabilities (a) that were reflected or reserved against on the Balance Sheet as of the Balance Sheet Date (or the notes thereto) or in the Financial Statements, (b) permitted or contemplated by this Agreement or incurred in connection with the transactions contemplated by this Agreement or (c) incurred in the Ordinary Course of Business since the Balance Sheet Date.

Section 4.6 Absence of Certain Changes. During the period from June 30, 2015 to the date hereof, (a) there has not been any Change which has had, or would reasonably be expected to have, individually or in the aggregate with any other Changes, a Company Material Adverse Effect, (b) other than in respect of the transactions contemplated hereby, the businesses of the Company and each of the Company Subsidiaries have been conducted in all material respects in the Ordinary Course of Business and (c) there has not been any action taken of the type described in Section 6.3 that, had such action occurred following the date hereof without the Purchaser’s approval, would be in violation thereof.

Section 4.7 Permits; Compliance with Laws.

(a) Except as set forth on Section 4.7 of the Company Disclosure Letter, the Company and the Company Subsidiaries are in possession of, and, since January 1, 2013, have been and are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals, grants, charters, easements, variances and franchises from Governmental Entities required to own, lease and operate their properties and to conduct their respective businesses as currently conducted (the “Company Governmental Approvals”), and no suspension or cancellation of any such Company Governmental Approvals is pending or, to the Knowledge of the Company, threatened, except for such nonpossession, noncompliance, suspensions or cancellations that would not reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole. Since January 1, 2013, neither the Company nor any Company Subsidiary has received any written communication from a Governmental Entity alleging that a Company Governmental Approval not currently held by the Company or a Company Subsidiary is necessary for the operation of the business of the Company and/or a Company Subsidiary. Section 4.7 of the Company Disclosure Letter lists each Company Governmental Approval that is held by the Company or a Company Subsidiary that is material to the businesses of the Company and the Company Subsidiaries taken as a whole.

(b) The Company and the Company Subsidiaries, since January 1, 2013, have been and are in compliance in all material respects with all applicable Laws and Orders. The fees and other expenses borne by Merchants, Third Party Referral Providers and other customers of the Company or any Company Subsidiary in exchange for the provisions of services are consistent in all material respects with the disclosure of such items to such Persons and comply in all material respects with applicable Network Rules and applicable Law.

(c) Except as set forth on Section 4.7 of the Company Disclosure Letter, the operations of the Company and the Company Subsidiaries are, and since January 1, 2013 have been, in compliance with all cash management, money transmittal, money service, consumer protection, banking and privacy related Laws and Orders applicable to them, including but not limited to all of the applicable rules, regulations, decisions, directives and orders issued by or under the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Consumer Financial Protection Bureau and the Federal Trade Commission, except for such non-compliance that would not reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole.

(d) Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole, the operations of Company and the Company Subsidiaries are, and since January 1, 2013 have been, in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of applicable jurisdictions where the Company and the Company Subsidiaries conduct business, including but not limited to the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and any instances of non-compliance have been resolved with the applicable Governmental Entity and no formal action, suit or proceeding by or before any Governmental Entity involving the Company or any Company Subsidiary with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, is threatened. Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole, the operations of the Company and the Company Subsidiaries are, and since January 1, 2013 have been, in compliance with all applicable anti-terrorism laws where the Company and the Company Subsidiaries conduct business, including Laws and Orders promulgated by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity. None of the Company or any Company Subsidiary or, to the Knowledge of the Company, any director, officer or employee of the Company or any Company Subsidiary, is currently subject to (or since January 1, 2013 has been subject to) any U.S. sanctions administered by OFAC.

Section 4.8 Legal Proceedings. Except as set forth on Section 4.8 of the Company Disclosure Letter, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or involving any of their respective assets or properties, that would reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole. None of the Company or any Company Subsidiary, or any of their respective assets or properties, is subject to any outstanding Order that would reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole. Section 4.8 of the Company Disclosure Letter lists all Settlement Agreements with outstanding obligations of the Company or its Subsidiaries and to which the Company or any Company Subsidiary is a party and which is material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole. Except as set forth on Section 4.8 to the Company Disclosure Letter, the Company and its Subsidiaries are not party to any Settlement Agreement that is pending approval by any Governmental Entity. The Company has delivered to the Purchaser correct and complete copies of each Settlement Agreement set forth in Section 4.8 of the Company Disclosure Letter, and the Company and/or the applicable Company Subsidiary is in compliance with the terms of each such Settlement Agreement except for such non-compliance that would not reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole.

Section 4.9 Employee Benefit Plans.

(a) Except as set forth in Section 4.9(a) of the Company Disclosure Letter, none of the Company or any Company Subsidiary contributes to or maintains (or is obligated to contribute to or maintain), and none of the Company or any Company Subsidiary has any liability under, any “employee pension benefit plan” (the “Company Pension Plans”), as such term is defined in Section 3(2) of ERISA, “employee welfare benefit plan” (the “Company Benefit Plans”), as such term is defined in Section 3(1) of ERISA, or any material Company Other Plan other than any plan, policy, program, arrangement or understanding mandated by applicable Laws or Orders.

(b) The Company has made available to the Purchaser complete and accurate copies of each of the following, to the extent applicable, with respect to each of the Company Pension Plans, Company Benefit Plans and Company Other Plans set forth on Section 4.9(a) of the Company Disclosure Letter: (i) plan document and any written amendments thereto and a description if such Company Pension Plan, Company Benefit Plan or Company Other Plan is not in writing; (ii) trust agreement or insurance contract (including any fiduciary liability policy or fidelity bond), if any; (iii) most recent IRS determination or opinion letter, if any; (iv) the most recent annual report on Form 5500 and all attachments thereto; (v) the most recent financial and/or actuarial report, if any; (vi) summary plan description and any summary of material modifications thereto; and (vii) any materials relating to any government investigation or audit or any submissions under any voluntary compliance procedures dated on or after January 1, 2013 (or within the past six (6) years, if such proceeding has not been resolved).

(c) Each of the Company Pension Plans, Company Benefit Plans and Company Other Plans which are maintained or contributed to by the Company, any of the Company Subsidiaries or any other ERISA Affiliate, has been and is administered in compliance with its terms and has been and is in compliance with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and all other applicable Laws and Orders, except, in each case, as would not reasonably be expected to result in a material liability.

(d) No Company Pension Plan is subject to Section 302 or Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, and neither the Company nor any Company Subsidiary is, or may be, subject to any liability under Title IV or Part 3 of Title I of ERISA, including on account of any ERISA Affiliate. Each of the Company Pension Plans that is intended to be a qualified plan within the meaning of Code Section 401(a) has received a favorable determination or opinion letter from the IRS to the effect that such Company Pension Plan meets the requirements of Code Section 401(a). To the Knowledge of the Company, nothing has occurred or is expected to occur that could reasonably be expected to result in the revocation of any such determination or opinion letter or adversely affect the qualified status of any such Company Pension Plan or the tax-exempt status of any related trust.

(e) Except as set forth in Section 4.9(e) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary provides or has agreed to provide post-employment welfare benefits to any Company Personnel after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or state health continuation Laws). Each Company Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) has been administered in all material respects in compliance with the continuation coverage requirements contained in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth at Section 4980B of the Code and any regulations promulgated thereunder or Part 6 of Subtitle B of Title I of ERISA or any comparable state law (collectively, “COBRA”), and the Company is not subject to any material liability, including additional contributions, fines, taxes, penalties or loss of tax deduction as a result of such administration. The Company, each Company Subsidiary and each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Company Health Plan”) is currently in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”) and all regulations and guidance issued thereunder (collectively with PPACA and HCERA, the “Healthcare Reform Laws”) and each Company Health Plan has been in compliance in all material respects with all Healthcare Reform Laws since March 23, 2010. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any Company Subsidiary or any Company Health Plan to penalties or excise taxes under Sections 4980D, 4980H or 4980I of the Code or any other provision of the Healthcare Reform Laws.

(f) No material lawsuits, governmental administrative proceedings, claims (other than routine claims for benefits) or complaints to, or by, any Person or Governmental Entity have been filed, are pending, or to the Knowledge of the Company, threatened with respect to any Company Pension Plan, Company Benefit Plan or Company Other Plan. There is no correspondence between the Company, any Company Subsidiary or any other ERISA Affiliate and any Governmental Entity related to any Company Pension Plan, Company Benefit Plan or Company Other Plan concerning any matter that would reasonably be expected to result in any material liability to the Purchaser, the Company, any Company Subsidiary or ERISA Affiliates or any Company Pension Plan, Company Benefit Plan or Company Other Plan.

(g) Except as otherwise expressly provided under this Agreement or as required by applicable Law or Order, each as disclosed in Section 4.9(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated by the Agreement will (i) result in any payment becoming due to any Company Personnel, (ii) increase any benefits otherwise payable under any Company Pension Plan, Company Benefit Plan or Company Other Plan, (iii) result in the acceleration of the time of payment or vesting of any benefits under any such plan, (iv) require any contributions or payments to fund any obligations under any Company Pension Plan, Company Benefit Plan or Company Other Plan or (v) provide for indemnification or a gross up payment for any tax incurred under Section 409A or 4999 of the Code. Except as set forth on Section 4.9(g) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has made any legally binding commitment to establish any new Company Pension Plan, Company Benefit Plan, or Company Other Plan, to materially modify (other than by way of termination) any Company Pension Plan, Company Benefit Plan, or Company Other Plan or to enter into any new Company Pension Plan, Company Benefit Plan, or Company Other Plan.

(h) Each Company Pension Plan, Company Benefit Plan and Company Other Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been documented and operated in compliance with Section 409A of the Code and any proposed and formal guidance under Section 409A of the Code, except as would not reasonably be expected to result in a material liability to the Company or any Company Subsidiary taken as a whole.

(i) No Company Pension Plan is a “multiemployer pension plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) and (ii) no Company Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(j) Each person who has provided services to the Company or any Company Subsidiary as an employee or independent contractor has been properly classified as an employee or independent contractor and the Company and each Company Subsidiary have properly classified all individuals on their payroll records as exempt or nonexempt under the Fair Labor Standards Act or any applicable state or foreign law equivalent.

(k) All contributions, distributions and premiums required to be made by either the Company or any Company Subsidiary under the terms of each Company Pension Plan, Company Benefit Plan or Company Other Plan or by ERISA, the Code or applicable Laws or Orders have in all respects been made in a timely fashion in accordance with ERISA, the Code or applicable Laws or Orders and the terms of such plans, except as would not result in a material liability.

(l) Except as provided in Section 4.9(l) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event, give rise to the payment of any amount under any Company Pension Plan, Company Benefit Plan, Company Other Plan or otherwise that would not be deductible pursuant to the terms of Section 280G of the Code on account of the transactions contemplated under this Agreement; provided, however, that this Section 4.9(l) shall not apply to any arrangements entered into at the direction of Purchaser or between Purchaser and its Affiliates, on the one hand, and any Person on the other hand (“Purchaser Arrangements”) so that, for the avoidance of doubt, compliance with this Section 4.9(l) shall be determined as if such Purchaser Arrangements had not been entered into.

(m) Section 4.9(m) of the Company Disclosure Letter sets forth all amounts payable by the Company at the Closing pursuing to the Option Cancellation Agreements (all of which payments, for the avoidance of doubt, shall be deemed to be Change in Control Payments for purposes of this Agreement).

Section 4.10 Labor Matters.

(a) Except as set forth on Section 4.10 of the Company Disclosure Letter or as would not reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole, the Company and each of the Company Subsidiaries are in compliance with all federal, state, and foreign Laws and Orders respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, including, to the extent applicable, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Immigration Reform and Control Act, as amended, the Worker Adjustment Retraining and Notification Act, as amended, and any Laws and Order respecting discrimination, immigration, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements, unemployment insurance and related matters. Other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages except for possible arrearages which would not reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole. Except as set forth on Section 4.10 of the Company Disclosure Letter there are no audits or investigations pending or, to the Knowledge of the Company, scheduled by any Governmental Entity pertaining to the employment practices of the Company or any Company Subsidiary, and, to the Company’s Knowledge, no complaints relating to employment practices of the Company or any Company Subsidiary have been made since January 1, 2013 to any Governmental Entity or submitted to the Company or any of the Company Subsidiaries which would reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole.

(b) Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any collective bargaining agreement or relationship with any labor organization. Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole, neither the Company nor any Company Subsidiary is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor organization nor is there pending or, to the Knowledge of the Company, threatened, any labor strike or lockout involving the Company or any Company Subsidiary.

(c) The properties, assets and operations of the Company and the Company Subsidiaries are in compliance in all material respects with all applicable Worker Safety Laws, except, in each case, for any violations that would not reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole.

Section 4.11 Tax Matters.

(a) Since July 15, 2007, each of the Company and each Company Subsidiary has timely filed (or has caused to be timely filed on its behalf), after taking into account any permitted extension of time within which to file, all federal, state, local and foreign income Tax Returns and all other material Tax Returns required to be filed by it. All such Tax Returns are complete and accurate in all material respects. There is no currently unresolved written claim that has been made by a Tax Authority or other Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) Since July 15, 2007, each of the Company and each Company Subsidiary has timely paid (or has caused to be timely paid on its behalf) all material Taxes required to have been paid by it (whether or not shown on any Tax Returns), except for Taxes for which adequate reserves have been established in accordance with GAAP.

(c) The most recent financial statements contained in the Financial Statements reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material unpaid Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP.

(d) No material Tax Return of the Company or any Company Subsidiary is currently under audit or examination by any Tax authority or other Governmental Entity, and no written notice issued by any Tax Authority or other Governmental Entity has been received by the Company or any Company Subsidiary that any audit, examination or similar proceeding is pending, proposed or asserted with regard to any material Taxes or material Tax Returns of the Company or any Company Subsidiary. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material amount of Taxes with respect to the Company or any Company Subsidiary.

(e) There are no Liens for material Taxes upon the assets of the Company or any Company Subsidiary (other than with respect to Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Financial Statements).

(f) All material Taxes required to have been withheld and paid to any Tax authority or other Governmental Entity by the Company and each Company Subsidiary with respect to amounts paid to any employee, independent contractor, creditor, customer or other third party have been timely withheld and paid.

(g) Neither the Company nor any Company Subsidiary currently has any liability for the Taxes of any other Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or by contract (other than Company Contracts entered into in the Ordinary Course of Business, the primary subject of which is not Taxes). Since July 15, 2007, neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company or any Company Subsidiary).

(h) There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any Company Subsidiary that are currently effective (other than Tax sharing agreements among the Company and one or more of the Company Subsidiaries and Company Contracts entered into in the Ordinary Course of Business, the primary subject of which is not Taxes).

(i) Since January 1, 2013, neither the Company nor any Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applied or was intended to apply.

(j) Neither the Company nor any Company Subsidiary has received or requested any ruling from, or executed or entered into any agreement with, a Tax Authority, including any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law.

(k) Neither the Company nor any Company Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l) Neither the Company nor any Company Subsidiary will be required to include material amounts in income, or exclude material items of deduction, in a taxable period (or portion thereof) beginning after the Closing as a result of (i) an open transaction, (ii) a prepaid amount, (iii) the installment method of accounting, (iv) the long-term contract method of accounting, (v) Section 481 of the Code (or any comparable provision of state, local or foreign Tax Law), (vi) deferred income or gains arising before the Closing, (vii) an intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any comparable provision of state, local or foreign Tax Law), or (viii) an election under Section 108(i) of the Code (or any comparable provision of state, local or foreign Tax Law).

Section 4.12 Intellectual Property.

(a) Section 4.12(a) of the Company Disclosure Letter contains, as of the date hereof, a complete and accurate list of all (i) (A) registered and applied for Patents owned by the Company or any Company Subsidiary (“Company Patents”), (B) registered and applied for Marks owned by the Company or any Company Subsidiary (“Company Marks”), (C) registered Copyrights owned by the Company or any Company Subsidiary (“Company Copyrights”), in each instance, identifying the current owner, registration number, application number, patent number, filing date, issue date, mark, name or title, and jurisdiction, where applicable, and (ii) material Company Software owned by the Company or any Company Subsidiary and currently used in connection with the Company’s Business; and (iii) all Patents, registered Marks, registered Copyrights and material Company Software licensed to or authorized for use by the Company or any Company Subsidiary and currently used in connection with the Company’s Business (including an identification of the agreement title, parties, and execution date). The Company Patents, Company Marks, and the Company Copyrights identified in Section 4.12(a) of the Company Disclosure Letter (collectively, the “Company Registered Intellectual Property”) are subsisting and, if registered or patented, to the Knowledge of the Company, valid and enforceable, and no loss or expiration of any Company Registered Intellectual Property is pending (other than expiration of Patents expiring at the end of their statutory terms). All necessary registration, issuance, maintenance and renewal fees currently due in connection with any material Company Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with the maintenance, renewal and recordation of such Company Registered Intellectual Property in the name of the current owner have been filed with the relevant patent, copyright and trademark office or other similar authorities in the U.S. or foreign jurisdictions.

(b) Except as set forth in Section 4.12(b) of the Company Disclosure Letter, the Company and the Company Subsidiaries own all right, title and interest in and to or have a valid right to use, pursuant to a written license agreement, all items of the Company Intellectual Property Assets, free and clear of any Liens other than Permitted Liens.

(c) Since June 30, 2010, the Company has required all new employees of the Company or any of the Company Subsidiaries to enter into an electronic version of the Company’s Conflict of Interest, Trade Secrets and Confidentiality Agreement attached to Section 4.12(c) of the Company Disclosure Letter. Prior to June 30, 2010, the Company had a policy in place for all employees to sign the Conflict of Interest, Trade Secrets and Confidentiality Agreement or another agreement with similar language. To the extent that any Intellectual Property Asset has been developed or created by a third party for the Company or any Company Subsidiary, the Company or such Company Subsidiary has a written agreement with such third party with respect thereto and the Company or such Company Subsidiary thereby either (i) is the exclusive owner of, or (ii) has a license (sufficient for the Company’s Business as currently conducted) to, the Intellectual Property Assets of such third party in such work, material or invention by operation of law or by valid assignment.

(d) The Company Intellectual Property Assets include all of the Intellectual Property Assets necessary for the operation of the Company’s Business; provided, however, that the foregoing representation and warranty in this Section 4.12(d) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement or misappropriation of any Intellectual Property Asset (which is addressed in Section 4.12(h)). Except as set forth in Section 4.12(d) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has granted any rights or interest in the Company Intellectual Property Assets owned by the Company or any Company Subsidiary to a third party except for non-exclusive licenses granted in the Ordinary Course of Business.

(e) The Company and the Company Subsidiaries have used commercially reasonable efforts to maintain and protect all of the Company Intellectual Property Assets owned by the Company and the Company Subsidiaries so as not to adversely affect the validity or enforceability thereof. No current or former employee or contractor of the Company or any Company Subsidiary has any legal and enforceable right, title, or interest in any material Company Intellectual Property Asset owned by the Company or any Company Subsidiary.

(f) Except as set forth in Section 4.12(f) of the Company Disclosure Letter, the transactions contemplated by this Agreement shall not impair the right, title or interest of the Company or any Company Subsidiary in or to any of the Company Intellectual Property Assets, and all of such Company Intellectual Property Assets shall be owned or available for use by the Company and the Company Subsidiaries immediately after the Closing Date on terms and conditions substantially similar to those under which the Company and the Company Subsidiaries owned or used such Company Intellectual Property Assets immediately prior to the Closing Date, except for any impairment of the right, title or interest of the Company or any Company Subsidiary in or to any of the Company Intellectual Property Assets which would not reasonably be expected to be material to the Company or the Company Subsidiaries, taken as a whole.

(g) As of the date hereof, except as set forth on Section 4.12(g) of the Company Disclosure Letter, there are no pending or, to the Knowledge of the Company, threatened Actions against the Company or any Company Subsidiary (i) alleging that the operation of the Company’s Business or any use or exploitation of the Company Intellectual Property Assets owned by the Company infringes or misappropriates any Intellectual Property Assets owned by a third party (“Third Party Rights”) or (ii) that otherwise challenge the registrability, enforceability, validity, ownership of or right to use the Company Intellectual Property Assets owned by the Company.

(h) Neither the use, manufacture, sale or offer for sale of any product or service by the Company or the Company Subsidiaries nor the operation of the Company’s Business has infringed or misappropriated or is misappropriating or infringing any Third Party Rights, except for those infringements or misappropriations which would not reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole.

(i) To the Knowledge of the Company, there is no, infringement upon or misappropriation by any Person of any of the Company Intellectual Property Assets.

(j) The Company Software listed on Section 4.12(a)(ii) of the Company Disclosure Letter or owned or purportedly owned by Company or any Company Subsidiary and developed or acquired since June 30, 2010 was: (i) developed by employees of the Company or any Company Subsidiary working within the scope of their employment at the time of such development; or (ii) developed by agents, consultants, contractors or other Persons who have executed written agreements of assignment in favor of the Company or any Company Subsidiary as assignee to convey to the Company or such Company Subsidiary ownership of all Intellectual Property Assets in such Company Software; or (iii) acquired by the Company or any Company Subsidiary in connection with acquisitions in which the Company or such Company Subsidiary obtained commercially reasonable assignment from the transferring party transferring title to the Intellectual Property Assets in such Company Software to the Company or a Company Subsidiary.

(k) No open source Software, freeware or other Software distributed under similar licensing or distribution models (including Software licensed or distributed under GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), the Artistic License, the Mozilla Public License, the Netscape Public License, the Sun Community License (SCSL), the Sun Industry Standards License (SISL) or the BSD License) has been incorporated into any Company Software owned by the Company or the Company Subsidiaries in a manner that would obligate the Company or any Company Subsidiary to disclose, distribute or license to any third party the source code for any such Company Software or to otherwise impose any limitation, restriction or condition on the right or ability of the Company to license or distribute such Company Software. The Company and the Company Subsidiaries have not provided and are not obligated to provide, to any third party, the source code for any Company Software owned by the Company or the Company Subsidiaries.

(l) The Company and the Company Subsidiaries have taken and are taking as of the date hereof commercially reasonable efforts to protect, maintain and preserve the (i) operation and security of the Company Software owned by the Company or the Company Subsidiaries and all other Software and information technology equipment and services used in the Company’s Business (collectively, “Company’s Computer Systems”) and (ii) the secrecy and confidentiality of all Trade Secrets and confidential and proprietary information used in connection with the Company’s Business (including gateways and point of sale terminals and devices). Except as set forth on Section 4.12(l) of the Company Disclosure Letter, the Company has access to and use of (or the ability to access to and use) the source code for all Software created by ACI Worldwide Corp. and Planet Merchant Processing on behalf of the Company or any Company Subsidiary, based on actual physical possession of such source code by the Company or such Company Subsidiary or under the terms and conditions of an agreement with a software escrow agent that holds such source code as a deposit material in a software escrow.

(m) The Company’s Computer Systems are reasonably sufficient for the needs of the Company’s Business, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The Company and each Company Subsidiary use commercially reasonable efforts to protect the Company’s Computer Systems from becoming infected by viruses and other malicious code. The Company and each Company Subsidiary have taken commercially reasonable steps to provide for the continuity and integrity of the Company’s Computer Systems (including implementation of disaster recovery and business continuity plans, procedures and facilities) and the back-up and recovery of data and information stored or contained in or processed by such Company’s Computer Systems. To the Knowledge of the

Company, neither the Company nor any Company Subsidiary has experienced any material disruption to, or material interruption in, the conduct of the business attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any computer software or technology used by the Company or any Company Subsidiary.

Section 4.13 Broker’s or Finder’s Fee. Neither the Company nor any Company Subsidiary nor any of their respective officers, directors, employees or agents (by or on behalf of the Sellers, the Company or any Company Subsidiary) has engaged any broker, finder or financial advisor or incurred any liability for any broker or finder fees or commissions in connection with any of the transactions contemplated by this Agreement, except for fees and commissions incurred in connection with the engagement of the financial advisors set forth in Section 4.13 of the Company Disclosure Letter and for legal, accounting and other professional fees payable in connection with the transactions contemplated by this Agreement, all of which shall constitute Company Expenses.

Section 4.14 Material Contracts.

(a) Except as set forth in Section 4.14(a) of the Company Disclosure Letter, and except for this Agreement, neither the Company nor any Company Subsidiary is a party to or is bound by any Contract (i) which contractually prohibits the Company or any Company Subsidiary from competing with or engaging in any business or line of business or soliciting business in any geographic area, including by virtue of exclusivity, non-compete or customer non-solicitation provisions, (ii) with a customer which contains most favored nation pricing, (iii) which resulted in payment by the Company or the Company Subsidiaries in excess of $1,500,000 in 2015 and which is not terminable upon ninety (90) days or less prior notice without penalty, (iv) constituting Indebtedness of the Company or any Company Subsidiary or any Contract that grants a Lien (other than Permitted Liens) on any material assets of the Company or any Company Subsidiary, (v) of any guaranty by the Company or any Company Subsidiary other than any Contract entered into in connection with the sale or license by the Company or the Company Subsidiaries of products or services in the Ordinary Course of Business, (vi) with Affiliates, (vii) that is an employment Contract (excluding customary offer letters that do not provide for severance or require more than thirty (30) days’ notice to terminate) or other Contract for services with any Company Personnel that include any severance, retention or change of control provisions, in each case that provides for payments in any year in excess of $150,000, (viii) Contracts with (A) Top Merchant Customers, (B) Top Referral Providers and (C) Top Integrated Technology Partners, (ix) that is a partnership, joint venture, strategic alliance, joint development or similar Contract, (x) entered into on or after January 1, 2011 and involving the acquisition by the Company or any Company Subsidiary of securities or assets of a business of another Person as a going concern, and Contracts for the disposition of any significant portion of the assets or business of the Company or any Company Subsidiary; provided, that any Contracts under this clause (x) shall relate to the acquisition or disposition of assets or group(s) of assets that are valued in excess of $2,000,000, (xi) that is a Company Lease, (xii) involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute that (A) involve outstanding payment obligations by or to the Company or any Company Subsidiary, (B) involve payment obligations by the Company or any Company Subsidiary satisfied after January 1, 2015 in excess of $200,000, or (C) include any material restrictions on the operations of the Company or any Company Subsidiary other than confidentiality, release or non-disparagement provisions, (xiii) that is an employment-related Contract, plan or program pursuant to which material payments are required upon a change of control, (xiv) an equity purchase, option or similar incentive compensation plan, and (xv) pursuant to which material payments are required upon a change of control of the Company or any of the Company Subsidiaries. Each contract, arrangement, commitment or understanding of the type described above in this Section 4.14(a), whether set forth in Section 4.14(a) of the Company Disclosure Letter, together with each of the Primary Business Contracts, is referred to herein as a “Company Contract.”

(b) All of the Company Contracts are valid and binding on the Company or one or more of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, as applicable, and are in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws or Orders relating to creditors’ rights and general principles of equity. Neither the Company nor any Company Subsidiary has, and to the Knowledge of the Company, none of the other parties thereto have, violated in any respect any provision of, or committed or failed to perform any act, and to the Knowledge of the Company, no Change exists, which with or without notice, lapse of time or both would constitute a default under the provisions of any Company Contract that is not a Primary Business Contract, except in each case for those violations and defaults of Company Contracts which, individually or in the aggregate, would not have or reasonably be expected to result in a Company Material Adverse Effect and neither the Company nor any Company Subsidiary has received written notice of any of the foregoing. Neither the Company nor any Company Subsidiary has, and to the Knowledge of the Company, none of the other parties thereto have, violated in any respect any provision of, or committed or failed to perform any act, and no Change exists, which with or without notice, lapse of time or both would constitute a default under the provisions of any Primary Business Contract, except in each case for those violations and defaults of Primary Business Contracts which, individually or in the aggregate, would not have or would not reasonably be expected to result in a material impairment of the benefits to the Company and the Company Subsidiaries under the applicable Primary Business Contract, and neither the Company nor any Company Subsidiary has received written notice of any of the foregoing. The Company has previously delivered to the Purchaser true, complete and correct copies of each Company Contract that was entered into prior to the date hereof. To the Knowledge of the Company, none of the Card Associations has disclosed any intent to, or has prohibited or otherwise limited or imposed additional restrictions applicable to such arrangements which would reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole. All Top Merchant Customers are, to the Knowledge of the Company, in compliance with the current credit review and acceptance criteria of the Company and the Company Subsidiaries, as applicable, except for such noncompliance which would not reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole.

Section 4.15 Environmental Matters.

(a) There are no Actions or, to the Knowledge of the Company, governmental investigations pending or, to the Knowledge of the Company, threatened, seeking to impose on the Company or any Company Subsidiary any liability or obligation arising under any

Environmental Laws or with respect to Materials of Environmental Concern, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability or obligation would reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole. To the Knowledge of the Company, there are no activities or operations of the Company or the Company Subsidiaries involving Materials of Environmental Concern or otherwise regulated by Environmental Laws that would reasonably be expected to give rise to any Actions and that would reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third-party imposing any liability or obligation under any Environmental Laws that would reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary has received any notice of any violation of or liability under Environmental Laws, which would reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole.

(b) The Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes obtaining and maintaining all Environmental Permits necessary for the conduct and operation of its business as currently operated, except for any failure to comply, obtain or maintain that would not reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole.

Section 4.16 Real Property.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of all real property owned by the Company and each Company Subsidiary (collectively, the “Owned Real Property”). The Company or each Company Subsidiary, as applicable, has good and marketable title to the Owned Real Property, free and clear of all Liens, other than Permitted Liens.

(b) Section 4.16(b) of the Company Disclosure Letter sets forth a complete and accurate list of all real property leased, subleased, licensed, used or occupied by the Company or the Company Subsidiaries (collectively, “Leased Real Property”) and the location of the premises, with any guaranty given by the Company or any Company Subsidiary in connection therewith and all leases, subleases, license agreements and other similar such agreements, including any amendments or modifications thereto (collectively, the “Company Leases”), pursuant to which the Company or any Company Subsidiary has an interest in the Leased Real Property. Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any other party to any Company Lease, is in default under any of the Company Leases, except where the existence of such defaults, would not reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole. The Company or a Company Subsidiary has a valid leasehold interest in all of the properties in connection with the Company Leases, free and clear of all Liens, and the right to the use and occupancy of such properties. Each of the Company Leases is in full force and effect and is enforceable against the Company or the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, against each other party thereto, in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement, subject to proper authorization and execution of such Company Lease by the other party thereto and the application of any bankruptcy or other creditor’s rights laws. Except as set forth on Section 4.16 of the Company Disclosure Letter, neither the Company nor any of Company Subsidiary leases, subleases or licenses any real property to any Person other than the Company and the Company Subsidiaries. The Company has made available to the Purchaser complete and accurate copies of all Company Leases.

Section 4.17 Anti-Bribery Laws. The Company and each of the Company Subsidiaries and, to the Knowledge of the Company, each of their respective directors and employees is and has been in compliance with all Anti-Bribery Laws since January 1, 2013, except for such non-compliance that would not reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole.

Section 4.18 Title to Assets. Except as disclosed in Section 4.18 of the Company Disclosure Letter, each of the Company and the Company Subsidiaries has good and valid title to or, in the case of properties and assets leased under a lease or other Company Contract, a valid leasehold interest in, or valid rights to use, all of the material assets, rights and properties shown to be owned or leased by such Person on the Balance Sheet, free and clear of all Liens (other than Permitted Liens or Liens under Payoff Indebtedness that will be released as of the Closing), and except (a) for assets that have been sold or disposed of by the Company or the Company Subsidiaries in the Ordinary Course of Business since the Balance Sheet Date and (b) to the extent the enforceability of any such leases or other Company Contracts may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally or by general principles of equity (whether considered in a proceeding at law or in equity). This Section 4.18 does not relate to real property or interests in real property, such items being instead the subject of Section 4.16, or to Intellectual Property Assets or interests in Intellectual Property Assets, such items being instead the subject of Section 4.12.

Section 4.19 Transactions with Affiliates. Except as set forth on Section 4.19 of the Company Disclosure Letter, no Seller, director (or person holding comparable authority) or officer of the Company or any of the Company Subsidiaries, or any Affiliate of any such Person (or, in the case of any such Person who is a natural person, any other natural person who, to the Knowledge of the Company, is a member of such first natural person’s immediate family) (a) is party to any Contract with the Company or any of the Company Subsidiaries (other than employment arrangements entered into in the Ordinary Course of Business), (b) owns any property, asset or right, tangible or intangible, that is used by the Company or any of the Company Subsidiaries, (c) (i) in the case of any Seller, any Affiliate of any Seller (excluding the Company and the Company Subsidiaries), or any employee of such Persons (each, a “Seller Person”), no Seller or Affiliate of any Seller, and to the Knowledge of the Company or the Knowledge of the Sellers, no other Seller Person (i) has any Claim against the Company or any of the Company Subsidiaries other than rights arising under (x) this Agreement or in connection with the transactions contemplated hereby, (y) any obligations of the Company or any of the Company Subsidiaries with respect to indemnification or exculpation of, or advancement of expenses to, such Person as contemplated by Section 6.6, or (z) any insurance policy maintained by the Company, or any of the Company Subsidiaries for the benefit of such Person, or (ii) has made any currently outstanding Claim against the Company or any of the Company Subsidiaries since January 1, 2013, or (d) owes money to or is owed money by the Company or any of the Company Subsidiaries.

Section 4.20 Sufficiency of Assets. None of the Sellers or their respective Affiliates (other than the Company and the Company Subsidiaries) own any material assets, rights or properties which are necessary for the conduct of the Company’s Business as currently conducted. There are no assets, rights or properties necessary for the conduct of the Company’s Business as currently conducted made available to the Company or any Company Subsidiary through a transition services agreement related to a prior strategic transaction involving the Company or the Company’s Business. The assets and properties owned, licensed or leased by the Company and its Subsidiaries constitute all assets, services, properties, goodwill and rights necessary and sufficient for the operation of the Company and each of its Subsidiaries immediately following the Closing in a substantially similar manner as the Company and each of its Subsidiaries are operated as of the date of this Agreement.

Section 4.21 Insurance. Section 4.21 of the Company Disclosure Letter sets forth a correct and complete list of all of the insurance policies of the Company and the Company Subsidiaries currently in effect (the “Insurance Policies”). All such Insurance Policies are in full force and effect in accordance with their terms, all premiums due and payable thereunder have been paid, and neither the Company nor any Company Subsidiary has received notice that it is in breach or default thereunder except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary is in receipt of any written notice of cancellation or termination with respect to any such Insurance Policy of the Company or the Company Subsidiaries.

Section 4.22 Card Association Matters; Security Breaches; Outages.

(a) The Company and each Company Subsidiary is in compliance with the applicable bylaws, operating rules and any other rules, regulations, manuals, policies and procedures promulgated and published by, any Card Association (including Payment Card Industry Data Security Standards), in each case as may be in effect from time to time (collectively, “Company Network Rules”), except for such non-compliance that would not reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole. Since January 1, 2013, the Company and the Company Subsidiaries have not received written notice from any Card Association alleging any failure to comply in any material respect with the rules and regulations of the Card Associations.

(b) Since January 1, 2013, (i) there has been no actual Breach of Company Secure Information from the Company or its Subsidiaries, and (ii) the Company has not received any written notification from any third party vendor of the Company or any Company Subsidiary that does not have its own Card Association sponsorship agreement, in the case of each of (i) and (ii), occurring while such Company Secure Information was in the possession or control of the Company, a Company Subsidiary or any such third-party vendor which would, individually or in the aggregate with any other such Breaches, reasonably be expected to involve the Company

Secure Information with respect to more than 25,000,000 Cards. For purposes of this Agreement, “Company Secure Information” means any personally identifiable information, or data used, transmitted, maintained or stored by the Company or any of the Company Subsidiaries with respect to which the Company or any of the Company Subsidiaries has a duty or obligation under applicable Laws, the Company Network Rules or any written Contract to maintain the security or confidentiality thereof.

(c) Section 4.22(c) of the Company Disclosure Letter sets forth a complete and accurate list of all current privacy and data security policies used by the Company and the Company Subsidiaries since January 1, 2013 with regard to the collection, use, processing, storage and transmission of personally identifiable information and the dates that each such policy was in place. The Company and the Company Subsidiaries are in compliance with all such policies and all Laws and Orders relating to data, the collection, use, processing, storage and transmission of data, personally identifiable information and bulk commercial faxes and e-mail (e.g., spam) related to the Company’s Business, except where any noncompliance would not reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole. The Company has made available to the Purchaser true, correct and complete copies of each such policy.

Section 4.23 Top Merchant Customers; Merchant Agreements.

(a) Section 4.23 of the Company Disclosure Letter lists (a) each Merchant that individually or with its Affiliates was one of the top ten (10) largest Merchants of the Company Business based on net revenue of the Company for the twelve month period ended December 31, 2015 (the “Top Merchant Customers”); (b) the total dollar amount of net revenue attributable to each such Top Merchant Customer for such period; and (c) the applicable volume (credit dollar volume and debit transactions) for each such Top Merchant Customer for such period. To the Company’s Knowledge, neither the Company nor any Company Subsidiary has received any written notice from any Top Merchant Customer that such Top Merchant Customer intends to terminate, cancel, not to renew, or to otherwise seek to modify or amend in any material and adverse respect (including any material reduction or change to pricing terms) any such Merchant Agreement to which it is a party. The Company has delivered to the Purchaser a true, accurate and complete copy of each Merchant Agreement with a Top Merchant Customer.

(b) The Company has delivered to the Purchaser: (i) a complete and current version of each of the standard form contracts with Third Party Referral Providers used by the Company or any Company Subsidiary in the Ordinary Course of Business and (ii) a complete and current version of each of the standard form contracts with Integrated Technology Partners used by the Company or any Company Subsidiary in the Ordinary Course of Business (collectively, the “Sample Agreements”). The Third Party Referral Contracts and Integrated Technology Partner Contracts (excluding those with a Top Referral Provider or a Top Integrated Technology Party) to which the Company or any Company Subsidiary is a party do not vary in an adverse manner from the terms and conditions set forth in the Sample Agreements which would reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole. The Company has delivered to the Purchaser complete and current versions of the standard form Merchant Agreements (“Standard Merchant Agreement Forms”) used by the Company or any Company Subsidiary in the Ordinary Course of

Business. The Merchant Agreements (excluding those with a Top Merchant Customer) to which the Company or any Company Subsidiary is a party do not vary in an adverse manner from the terms and conditions set forth in the Standard Merchant Agreement Forms which would reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole. The Company owns Merchant Agreements that, collectively, generated in excess of 90% of the Company’s consolidated gross revenues for its fiscal year ended December 31, 2015. For purposes of this Section 4.23, “owns” means the ability to assign or transfer the Merchant relationship contemplated by the Merchant Agreement from the existing sponsoring financial institution to a new sponsoring financial institution without the consent of any Person, except as otherwise required under the terms and conditions of the relevant Sponsorship Agreement and the Company Network Rules. Not more than five of the Company’s Third Party Referral Providers and Integrated Technology Partners are utilizing a segregated authorization BIN/ICA in their processing with the Company. None of the Company’s Third Party Referral Providers or Integrated Technology Partners are utilizing a segregated settlement BIN/ICA in their processing with the Company.

Section 4.24 Top Referral Providers. Section 4.24 of the Company Disclosure Letter lists (a) each Third Party Referral Provider that individually or with its Affiliates was one of the top ten (10) largest Third Party Referral Providers of the Company Business based on net revenue of the Company for the twelve month period ended December 31, 2015 (the “Top Referral Providers”); and (b) the total dollar amount of net revenue attributable to each such Top Referral Provider for such period. To the Company’s Knowledge, neither the Company nor any Company Subsidiary has received any written notice from any Top Referral Provider that such Top Referral Provider intends to terminate, cancel, not to renew, or to otherwise seek to modify or amend in any material and adverse respect (including any material reduction or change to pricing terms) any such Third Party Referral Contract to which it is a party. The Company has delivered to the Purchaser a true, accurate and complete copy of each Third Party Referral Contract with a Top Referral Provider.

Section 4.25 Top Integrated Technology Partners. Section 4.25 of the Company Disclosure Letter lists (a) the top ten (10) Integrated Technology Partner Contracts based on net revenue of the Company for the twelve month period ended December 31, 2015 (the “Top Integrated Technology Partners”) and (b) the total dollar amount of net revenue attributable to each such Top Integrated Technology Partner for such period. To the Company’s Knowledge, neither the Company nor any Company Subsidiary has received any written notice from any Top Integrated Technology Partner that such Integrated Technology Partner intends to terminate, cancel, not to renew, or to otherwise seek to modify or amend in any material and adverse respect (including any material reduction or change to pricing terms) any such Integrated Technology Partner Contract to which it is a party. The Company has delivered to the Purchaser a true, accurate and complete copy of each Integrated Technology Partner Contract with a Top Integrated Technology Partner.

Section 4.26 No Other Representations or Warranties. The Company acknowledges and agrees that except as expressly set forth in Article V, neither the Purchaser nor any of its Subsidiaries nor any of their Representatives has made any representation or warranty, express or implied, at law or in equity, to the Company or any of its Representatives with respect to the Purchaser, its business and operations or otherwise in connection with this Agreement or any of the other transactions contemplated hereby and neither the Purchaser nor any other Person shall be subject to any liability to the Company or any other Person resulting from the Purchaser’s making available to the Company or the Company’s use of such information, or any information, documents or material made available to the Company in the due diligence materials provided to the Company, in management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Purchaser makes no representation or warranty to the Company with respect to any financial projection or forecast relating to the Purchaser or any of its Subsidiaries, whether or not included in any management presentation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Sellers and the Company as follows:

Section 5.1 Due Organization, Good Standing and Corporate Power. The Purchaser is a corporation duly incorporated and validly existing under the Laws of the State of Georgia and has all the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction, including its jurisdiction of incorporation, in which the nature of its business or the ownership or leasing of its properties makes such qualification, license or good standing (or equivalent thereof) necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing (or equivalent thereof) would not reasonably be expected to prevent or delay materially the consummation by the Purchaser of the transactions contemplated by this Agreement.

Section 5.2 Authorization; Noncontravention.

(a) The Purchaser has the requisite corporate power and authority and has taken all corporate or other action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by the Purchaser as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and all other instruments and agreements to be delivered by the Purchaser as contemplated hereby and thereby, and the consummation by it of the transactions contemplated hereby or thereby and the performance of its obligations hereunder and thereunder have been duly authorized and approved by all necessary corporate or other action. This Agreement has been, and all other instruments and agreements to be executed and delivered by the Purchaser as contemplated hereby shall be, duly executed and delivered by the Purchaser and, assuming that this Agreement constitutes a valid and binding obligation of the Sellers and the Company, constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws or Orders affecting the enforcement of creditors’ rights generally, and by general equitable principles. No other corporate proceedings on the part of the Purchaser or its stockholders are necessary to approve the Agreement or to consummate the transactions contemplated hereby.

(b) Except for the filing of a Notification and Report under the HSR Act and any similar filings in foreign jurisdictions, none of the execution, delivery or performance of this Agreement by the Purchaser, the consummation by the Purchaser of the transactions contemplated hereby or compliance by the Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Purchaser, (ii) require the Purchaser or any of its respective Subsidiaries to make any filing with, give any notice to, or obtain any permit, authorization, consent or approval of, any Governmental Entity, (iii) (A) require the Purchaser or any of its respective Subsidiaries to give any notice to, or obtain any consent from, any Person under, or (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Purchaser is a party or by which it or any of their respective properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, defaults or rights of termination, cancellation or acceleration that, individually or in the aggregate, would not reasonably be expected to prevent or delay materially the consummation by the Purchaser of the transactions contemplated by this Agreement.

Section 5.3 Broker’s or Finder’s Fee. None of Purchaser nor any Subsidiary of the Purchaser nor any of their respective officers, directors, members, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for fees and commissions incurred in connection with the engagement of Bank of America Merrill Lynch and for legal, accounting and other professional fees payable in connection with the transactions contemplated hereby, all of which will be paid by the Purchaser.

Section 5.4 Financing. Assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, the Purchaser will have, as of the Closing, sufficient cash available, directly or through one or more Affiliates, to pay the Final Aggregate Cash Consideration, the Payoff Indebtedness, the Company Expenses and all other fees and expenses and other payment obligations required to be paid by the Purchaser in connection with this Agreement on the terms contemplated by this Agreement. The Purchaser has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of the executed Commitment Letter and the related fee letters (provided, that provisions in the fee letters related to fees, pricing, economic “flex” terms, “securities demand”, thresholds, caps and other items not affecting conditionality have been redacted) from the financial institutions identified therein to provide, subject to the terms and conditions therein, the Financing. The Commitment Letter and the related fee letters have not been amended or modified, except as permitted pursuant to Section 6.10, and as of the date of this Agreement, no such amendment or modification to the Commitment Letter or the related fee letters is contemplated, the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect and the Purchaser has not entered into any side letters or other agreements or arrangements related to the Financing, other than as set forth in the Commitment Letter and the related fee letters, which would impose conditions or other contingencies to or could affect the availability or funding of the full amount of the Financing. The obligations of the parties identified in the Commitment Letter to make the full amount of the Financing available to the Purchaser on the terms and conditions specified therein are not subject to any conditions precedent or other contingencies other than as set forth therein and, as of the date hereof, the Commitment Letter (in the form so delivered to the Company) is in full force and effect and is the legal, valid, binding and enforceable obligations of the Purchaser and, to the knowledge of the Purchaser, each of the other parties thereto. The Purchaser has fully paid any and all commitment fees or other fees that are required to be paid pursuant to the terms of the Commitment Letter and the related fee letters on or prior to the date of this Agreement. As of the date of this Agreement, the Purchaser has no reason to believe that it will be unable to satisfy any term or condition to be satisfied by it as a condition to the availability of the Financing contained in the Commitment Letter (and the payment of all associated costs and expenses) or that the Financing will not be made available to the Purchaser at the Closing, and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or failure to satisfy a condition on the part of the Purchaser (or to the Purchaser’s knowledge, any other party thereto) under the Commitment Letter or would otherwise be reasonably likely to result in any portion of the Financing contemplated thereby to be unavailable. The Purchaser’s obligations hereunder are not conditioned upon the availability of, or the Purchaser’s obtaining of, funds to consummate the transactions contemplated by this Agreement.

Section 5.5 Solvency. The Purchaser is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors. Assuming (a) the satisfaction of the conditions to the Purchaser’s obligations to consummate the transactions contemplated hereby and (b) the accuracy of the representations and warranties of the Company in Article IV and the Sellers in Article III (without regard to any modification based on “materiality” or “Company Material Adverse Effect” or any similar qualifier contained in such representations and warranties), immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated by this Agreement, the payment of the Final Aggregate Cash Consideration, the Payoff Indebtedness, the Outstanding Company Expenses, any fees and expenses of or payable by the Purchaser, any related repayment or refinancing of any indebtedness of the Company and any other amounts required to be paid by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement), (i) the Company (on a consolidated basis with any and all Subsidiaries thereof) will not have incurred at such time liabilities (including the probable amount of contingent liabilities) beyond its ability to pay such liabilities as they mature or become due, (ii) the then present fair salable value of the assets of the Company (on a consolidated basis with any and all Subsidiaries thereof) will at such time exceed the amount that will be required to pay its probable liabilities (including the probable amount and value of all contingent liabilities) and its respective debts as they become absolute and matured, (iii) the assets of the Company (on a consolidated basis with any and all Subsidiaries thereof), at a fair valuation, will at such time exceed its respective liabilities (including the probable amount of all contingent liabilities) (as generally determined in accordance with applicable federal Law governing determination of the solvency of debtors) and (iv) the Company (on a consolidated basis with any and all Subsidiaries thereof) will not at such time have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted of the Company and the Company Subsidiaries.

Section 5.6 Legal Proceedings. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its Subsidiaries or involving any of their respective assets or properties that, individually or in the aggregate, would reasonably be expected to prevent or delay materially the consummation of the transactions contemplated by this Agreement. None of the Purchaser or any of its respective Subsidiaries, or any of their respective assets or properties, is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to prevent or delay materially the consummation of the transactions contemplated by this Agreement.

Section 5.7 No Other Representations or Warranties.

(a) The Purchaser acknowledges that it and its Representatives (i) have received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company Subsidiaries which it and its Representatives have desired or requested to review, (ii) have had access to the “data site” maintained by the Company for purposes of the transactions contemplated by this Agreement, (iii) have conducted an independent investigation of the Company and the Company Subsidiaries and the transactions contemplated by this Agreement and (iv) have had full opportunity to meet with the management of the Company and to discuss and ask questions regarding the businesses and assets of the Company and the Company Subsidiaries.

(b) The Purchaser acknowledges and agrees that except as expressly set forth in Article IV (which includes and is subject to the Company Disclosure Letter), neither the Company nor any of the Company Subsidiaries nor any of their Representatives has made any representation or warranty, express or implied, at law or in equity, to the Company or any of their Representatives with respect to the Company, its business and operations or otherwise in connection with this Agreement or any of the other transactions contemplated hereby and neither the Company nor any other Person shall be subject to any liability to the Purchaser or any other Person resulting from the Company’s making available to the Purchaser or the Purchaser’s use of such information, or any information, documents or material made available to the Purchaser in the due diligence materials provided to the Purchaser, including in the “data site” maintained by the Purchaser for purposes of the transactions contemplated by this Agreement, in management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to the Purchaser with respect to any financial projection or forecast relating to the Purchaser or any of its Subsidiaries, whether or not included in any management presentation.

ARTICLE VI

COVENANTS

Section 6.1 Access to Information. From the date of this Agreement until the earlier of (a) the Closing or (b) the date on which this Agreement is terminated pursuant to Section 10.1, the Sellers shall cause the Company and each of the Company’s Subsidiaries to afford to the officers, employees, accountants, counsel and other Representatives of the Purchaser, reasonable access during normal business hours in a manner that does not unreasonably interfere with the normal operations of the Company and the Company Subsidiaries and under the supervision of the Company’s personnel or Representatives to its properties, books, contracts, commitments and records upon reasonable prior written notice. The Sellers shall cause the Company and each of the Company’s Subsidiaries to also provide the Purchaser with such access to appropriate individuals (including the management personnel, attorneys, accountants and other professionals) of the Company and the Company Subsidiaries, for discussion of the Company’s business, properties and personnel as the Purchaser may reasonably request, provided, that Purchaser shall coordinate all contact with any of the Company’s or the Subsidiaries’ employees through the Company’s Chief Executive Officer, Chief Financial Officer or Chief Human Resources Officer of the Company. Purchaser shall coordinate all such contact with any of the employees of the Company or the Company Subsidiaries through the Company or its designee and any such access or furnishing of information pursuant to this Section 6.1 shall be conducted at the Purchaser’s sole expense. No investigation pursuant to this Section 6.1 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. The Sellers shall not be required to cause the Company or the Company’s Subsidiaries to provide access to or to disclose information where such access or disclosure would contravene any Law or binding agreement entered into prior to the date of this Agreement or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege. The Sellers will use their respective reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply, provided that the Sellers shall be under no obligation to breach any such restrictions.

Section 6.2 Confidentiality.

(a) The Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby (including any information provided to the Purchaser pursuant to Section 6.1) is subject to the terms of the Confidentiality Agreement. From and as of the Closing, the restrictions on the Purchaser related to non-disclosure of information of the Company and the Company Subsidiaries contained in the Confidentiality Agreement shall be deemed to have been terminated by the parties thereto and shall no longer be binding.

(b) Vista Equity Partners and its affiliated investment funds (“Vista”) have provided, and may continue to provide after the date hereof and prior to the Closing, the Company and certain of the Company’s and the Company Subsidiaries’ executives and certain other employees with access to Vista’s Standard Operating Procedures (“VSOPs”) (information about which the Company and the Company Subsidiaries may provide to the board of directors of the Company) and certain other proprietary and confidential information of Vista (the “Vista Confidential Information”). Purchaser agrees on behalf of itself and its Affiliates that (i) the VSOPs and the other Vista Confidential Information shall remain subject to the Confidentiality Agreement following Closing and (ii) Purchaser and its Affiliates shall have no rights in the VSOPs or other Vista Confidential Information. The foregoing provisions of this Section 6.2(b) are not intended to prevent or limit the Company or any of its Subsidiaries from continuing to operate its business in the Ordinary Course of Business, and the continuation of business practices engaged in by Company and its Subsidiaries prior to Closing shall not be prohibited by this Section 6.2(b).

Section 6.3 Conduct of Business Pending the Closing Date. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing, except (w) as may be required by a Governmental Entity or Law, (x) to the extent the Purchaser shall otherwise consent in writing, which consent shall not unreasonably be withheld, delayed or conditioned, (y) as otherwise expressly provided or expressly permitted in this Agreement and (z) as provided in Section 6.3 of the Company Disclosure Letter, the Company shall (and the Sellers shall cause the Company to) conduct its and the Company Subsidiaries’ businesses in all material respects in the Ordinary Course of Business, and in accordance, in all material respects, with all applicable Laws and use reasonable best efforts to preserve the material assets and properties of the Company and its Subsidiaries in good repair and condition, keep available the services of its present officers, and, in the Ordinary Course of Business, preserve the current material business relationships of the Company and its Subsidiaries. Without limiting the generality of the foregoing, except (1) as may be required by a Governmental Entity or Law, (2) to the extent the Purchaser shall otherwise consent in writing, which consent shall not unreasonably be withheld, delayed or conditioned, (3) as otherwise specifically provided in this Agreement and (4) as provided in Section 6.3 of the Company Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company agrees not to, and the Sellers agree not to permit the Company to, take any of the following actions (and to cause the Company’s Subsidiaries not to take such actions):

(a) amend its certificate of incorporation or its by-laws, articles of organization, limited liability company agreement, partnership agreements or equivalent organizational documents;

(b) (i) authorize for issuance, issue, deliver, sell, pledge, transfer, grant, dispose of or encumber any shares of capital stock or other equity or voting interests of the Company or any of its Subsidiaries or any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any such shares or interests or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock or other rights that are linked to the value of the Company Shares or the value of the Company or any of its Subsidiaries or any part thereof, provided, however, that none of the foregoing shall prohibit (A) the issuance of Company Shares upon the conversion or exercise of convertible securities outstanding as of the date of this Agreement or (B) transactions involving solely securities of a wholly owned Subsidiary of the Company among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (ii) effect any stock split, stock combination, stock reclassification, reverse stock split, recapitalization or other similar transaction, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary of the Company after consummation of such transaction or (iii) enter into any amendment of any term of any of its outstanding securities.

(c) (i) except to the extent required under existing plans or arrangements set forth in Section 4.9(a) of the Company Disclosure Letter, or as otherwise required by applicable Law, increase any compensation or benefit to, or, except in connection with the hiring of new Company Personnel in the Ordinary Course of Business, enter into or amend any employment or severance agreement with, any officer, director or other Company Personnel, (ii) grant any bonuses to any Company Personnel that would not otherwise be paid at or prior to the Closing, (iii) enter into, adopt, modify or amend any Company Pension Plan, Company Benefit Plan or Company Other Plan (including any stock option, stock benefit or stock purchase plan) or, except as contemplated by this Agreement, accelerate the vesting of any compensation (including equity based awards) for the benefit of any Company Personnel or grant or amend any award under any Company Pension Plan, Company Benefit Plan or Company Other Plan (including the grant of any equity or equity based or related compensation), (iv) provide any funding for any rabbi trust or similar arrangement or take any other action to fund or secure the payment of any compensation or benefit, (v) grant to any Company Personnel any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein (other than as required under a Company Contract with a Key Employee set forth in Section 4.9(a) of the Company Disclosure Letter or, in the case of any non-Key Employee, the payment of cash severance or the provision of continued welfare benefits in the Ordinary Course of Business), or (vi) terminate any Key Employee other than for cause (including misconduct or breach of company policy);

(d) (i) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property or any combination thereof) with respect to any shares of its capital stock or other equity or voting interests (other than dividends or distributions from a wholly-owned Subsidiary of the Company to another Subsidiary of the Company or to the Company), or (ii) directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock of, or other equity or voting interest in, any of the Company or any of its Subsidiaries, or any options, warrants, calls or rights to acquire any such stock or other securities;

(e) (i) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any material assets or properties of the Company or any of its Subsidiaries or (ii) mortgage or pledge any material assets or properties of the Company or any of its Subsidiaries, or subject any such assets or property to any other Lien (except Permitted Liens), other than, in the case of both (i) and (ii), in the Ordinary Course of Business;

(f) enter into any Contract that is a Sponsorship Agreement or any Contract with a Card Association, provider of front end or back end payment processing services, or with a payment gateway, or modify, amend, cancel, terminate, renew, extend or request any change in, or agree to any change in, or waive, release or assign, in a manner which is adverse to the Company in any material respect, any rights under any Primary Business Contract;

(g) (i) modify, amend or change any of the Company’s or the Company Subsidiaries’ credit review or underwriting guidelines for customers in a manner which is less restrictive than those in place as of the date hereof or (ii) other than in compliance with the Company’s or the Company Subsidiaries’ credit review or underwriting guidelines (including the exceptions criteria and process contemplated thereby) as implemented in the Ordinary Course of

Business, authorize any new customer to process transactions through the Company’s or the Company Subsidiaries’ processing system or otherwise enter into a customer agreement or relationship with any new customer;

(h) (i) enter into any contract that, if entered into as of or prior to the date hereof, would constitute a Company Contract pursuant to clauses (i), (ii), (ix) or (xii) of Section 4.14(a) or otherwise enter into any lease with respect to any material assets that is not otherwise terminable without penalty on ninety (90) days’ notice or less or (ii) except in the Ordinary Course of Business, modify, amend, cancel, terminate, renew, extend or request any change in, or agree to any change in, any Company Contract (other than the Primary Business Contracts, which are addressed in clause (f)) or any lease or sublease (excluding contracts with respect to capital expenditures, which are governed by clause (k) below) in a manner that is adverse to the Company in any material respect, provided that in no event shall the Company enter into any contract or group of related contracts which require or involve the payment by the Company or any of the Company Subsidiaries on an annual basis of more than $1,000,000 not contemplated by the budget provided by the Company to the Purchaser (excluding any one-time signing bonuses payable in connection with new partner agreements in the Ordinary Course of Business), or (ii) waive, release or assign, in any respect in a manner which is adverse to the Company in any material respect, any rights under any Company Contract (other than the Primary Business Contracts, which are addressed in clause (f));

(i) enter into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);

(j) make or agree to make any loans, advances or capital contributions to, or other investments in, any other Person, except in the Ordinary Course of Business;

(k) make any capital expenditures except in accordance with the budget provided by the Company to the Purchaser, other than capital expenditures not otherwise contemplated by such budget that do not exceed $500,000 individually or $2,000,000 in the aggregate;

(l) (i) merge with, enter into a consolidation with or otherwise acquire an interest of 50% or more of the outstanding equity interests in any Person or acquire a substantial portion of the assets or business of any Person (or any division or line of business thereof), (ii) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, except, in the case of this clause (ii), in the Ordinary Course of Business, or (iii) enter into any new line of business;

(m) create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person, except (i) for indebtedness incurred in the Ordinary Course of Business under the Company’s existing borrowing arrangements which at any time shall not exceed $10,000,000, (ii) for any indebtedness solely involving the Company and/or direct or indirect wholly owned Subsidiaries of the Company, (iii) indebtedness for borrowed money incurred to replace, renew, extend, or refinance any existing indebtedness for borrowed money on terms materially no less favorable than those of the Company’s existing arrangements, or (iv) guarantees by the Company of indebtedness for borrowed money of any Company Subsidiary, which indebtedness is incurred in compliance with this Section 6.3(m);

(n) accelerate, discount, factor, reduce, sell (for less than its face value or otherwise), transfer, assign or otherwise dispose of, in full or in part, any accounts receivable owed to the Company or any Company Subsidiary, with or without recourse, including any rights or claims associated therewith, other than in the Ordinary Course of Business;

(o) change any of its methods, principles or practices of financial accounting currently in effect, except (i) as required by GAAP or as required by a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization) or (ii) as required by applicable Law;

(p) write up, write down or write off the book value of any of its assets, other than as may be required by GAAP in the Ordinary Course of Business;

(q) enter into, amend or modify any agreement or arrangement with Persons that are Affiliates or Company Personnel, other than, solely with respect to Company Personnel, (i) as permitted by Section 6.3(c) and (ii) in the Ordinary Course of Business;

(r) except in the Ordinary Course of Business, sell, transfer, license, lease, encumber or dispose of any rights to Company Intellectual Property Assets or Company Software, or enter into any commitment or transaction with respect to any Company Intellectual Property Assets outside the Ordinary Course of Business;

(s) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization;

(t) commence, waive, release, assign, settle or compromise any pending or threatened Action which is (i) material to the business of the Company and its Subsidiaries, taken as a whole, (ii) otherwise involves the payment by the Company or any of its Subsidiaries of an amount in excess of $2,000,000 individually or $5,000,000 in the aggregate (excluding any amounts that may be paid under existing Insurance Policies) or (iii) imposes material non-economic obligations upon the Company or any of its Subsidiaries;

(u) other than in the Ordinary Course of Business, amend, modify or terminate any insurance policy in a manner that is adverse to the Company and its Subsidiaries or which reduces coverage under any such insurance policy; provided that any amendment, modification or termination to the Company’s and the Company Subsidiaries’ existing cyber-security insurance policy shall require the prior written consent of the Purchaser;

(v) intentionally take or fail to take any action knowingly in breach of this Agreement for the purpose of materially delaying or preventing the consummation of the transactions contemplated hereby (other than as required by Law); or

(w) take, authorize, or commit, resolve, offer or agree to take any of the foregoing actions

Section 6.4 Third Party Consents and Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, the parties hereto will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other parties and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions and filings and to obtain as promptly as reasonably practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary, proper or advisable to obtain all such consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations. In furtherance and not in limitation of the foregoing, each party hereto agrees (A) to make or cause to be made, in consultation and cooperation with the other, any necessary filing of a Notification and Report Form pursuant to the HSR Act within ten (10) Business Days of the date hereof, and all other necessary registrations, declarations, notices and filings relating to the transactions contemplated by this Agreement with other Governmental Entities under any other antitrust, competition, trade regulation or other Regulatory Law as promptly as practicable and advisable after the date hereof, with respect to the transactions contemplated hereby; (B) to respond to any inquiries received and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law; (C) to use their reasonable best efforts to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law as soon as practicable; and (D) not to extend any waiting period under the HSR Act or enter into any agreement with any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which, in the case of the extension of any applicable time period, shall not be unreasonably withheld, conditioned or delayed).

(b) To the extent permissible under applicable Law, each of the parties hereto shall, in connection with the efforts referenced in Section 6.4(a) to obtain all requisite approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, (iv) give the other party the opportunity to attend and participate in such meetings and conferences to the extent allowed by applicable Law or by the applicable Governmental Entity, (v) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto and (vi) cooperate in the filing of any memoranda, white papers, filings, correspondence, or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Entity. Any and all filing fees in connection with any filings made under this Section 6.4 shall be borne by the Purchaser.

(c) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any Action, whether judicial or administrative, is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of the parties hereto shall use its reasonable best efforts to: (i) oppose or defend against any Action to prevent or enjoin the consummation of this Agreement (and the transactions contemplated herein); and (ii) take any such actions as reasonably necessary to overcome such objections or overturn any Action by any Governmental Entity or private party to block consummation of this Agreement (and the transactions contemplated herein), including by (A) defending any Action brought by any Governmental Entity or private party in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Closing or the other transactions contemplated herein, and/or (B) resolving any objections or challenges such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement, including, but not limited to, by proposing, negotiating, committing to and effecting, by consent decree, hold separate order, trust or otherwise, the sale, divestiture or disposition of such assets or businesses of the Purchaser or the Purchaser’s Subsidiaries or Affiliates or of the Company or the Company’s Subsidiaries as may be required to resolve such objections or challenges; provided that each of the parties hereto shall cooperate with one another in connection with all proceedings related to the foregoing. Nothing in this Agreement (including in Sections 6.4(a), Section 6.4(b) or this Section 6.4(c)) shall require the Purchaser or any of its Subsidiaries to (i) propose, negotiate, or offer to commit or agree to or effect by consent decree, hold separate order, or otherwise, the sale, divestiture, license, disposition or hold separate of (A) any asset of the Purchaser or the Purchaser’s Subsidiaries, or (B) any asset of the Company or the Company’s Subsidiaries, in the case of this clause (B) only, if such sale, divestiture, license, disposition or hold separate with respect thereto would, individually or in the aggregate, reasonably be expected to have an effect that is material measured in relation to the Company and the Company’s Subsidiaries taken as a whole, (ii) (A) conduct or agree to conduct the business of the Purchaser or the Purchaser’s Subsidiaries in any particular manner or agree to any restrictions or limitations with respect to the business of the Purchaser or the Purchaser’s Subsidiaries, or (B) conduct or agree to conduct the business of the Company or the Company’s Subsidiaries in any particular manner or agree to any restrictions or limitations with respect to the business of the Company or the Company’s Subsidiaries if, in the case of this clause (B) only, such conduct, agreement, restrictions or limitations with respect thereto, would, individually or in the aggregate, reasonably be expected to have an effect that is material measured in relation to the

Company and the Company’s Subsidiaries taken as a whole, or (iii) agree to any other order, action or regulatory condition of any regulatory body, whether in an approval proceeding or another regulatory proceeding that if effected, would be adverse to the Purchaser, the Company or any of their respective Subsidiaries and would have an effect that is material measured in relation to the Company and the Company’s Subsidiaries taken as a whole. Notwithstanding anything herein to the contrary, none of the Sellers, the Company, or any of the Company’s Subsidiaries shall propose, negotiate or offer to commit to any sale, divestiture, license, disposition or hold separate of any asset contemplated to be held by the Purchaser, the Purchaser’s Subsidiaries, the Company, or the Company’s Subsidiaries following the consummation of the transactions contemplated by this Agreement or agree to conduct the business of the Purchaser, the Purchaser’s Subsidiaries, the Company, or the Company’s Subsidiaries in any particular manner or agree to any restrictions or limitations with respect to the business of the Purchaser, the Purchaser’s Subsidiaries, the Company, or the Company’s Subsidiaries, in each case without the prior written consent of the Purchaser.

(d) If the Purchaser proposes, negotiates, or offers to commit to and effect by consent decree, hold separate order, or otherwise, any sale, divestiture, license, disposition or hold separate or other action of a type described in Section 6.4(c), with respect to any assets or businesses of the Purchaser or any of the Purchaser’s Subsidiaries, or effective as of the Closing, the Company or any of the Company’s Subsidiaries, the Company and each Seller shall, and shall cause their respective Representatives to, reasonably cooperate as requested by the Purchaser in connection with any such sale, divestiture, license, disposition or hold separate or other action of a type described in Section 6.4(c), so long as such sale, divestiture, license, disposition or hold separate or other action is to be effective only as of the Closing.

(e) The Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement for those designated Contracts set forth on Section 4.2(b)(iii) of the Company Disclosure Letter may be required and that such consents may not be obtained in connection with the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary herein, Purchaser agrees that the Sellers and the Company and its Subsidiaries shall not have any liability to Purchaser (and Purchaser shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement under any designated Contract set forth on Section 4.2(b)(iii) of the Company Disclosure Letter or because of the default, acceleration or termination of or loss of right under any such Contract set forth on Section 4.2(b)(iii) of the Company Disclosure Letter as a result thereof; provided that nothing in this Section 6.4(e) shall have any effect upon or otherwise modify the condition set forth in Section 7.2(d).

Section 6.5 Employee Benefits.

(a) For the period commencing at the Closing and ending on the date that is twelve (12) months after the Closing Date, the Purchaser agrees to cause the Company to maintain (i) base salary, wages and bonus opportunity and (ii) each retirement benefit, health benefit and welfare benefit as disclosed on Section 4.9(a) of the Company Disclosure Letter, but not any stock based benefits (including in respect of any annual or programmatic grants of stock based benefits), for the officers and employees of the Company and Company Subsidiaries who remain employed after the Closing Date (collectively, the “Company Employees”) at levels that are, in the aggregate, at least substantially comparable to either (i) those in effect with respect to the Company Employees and provided by the Company as of the date hereof or (ii) those in effect for similarly situated employees of the Purchaser, at the Purchaser’s election. The Purchaser shall, and following the Closing shall cause the Company to, treat, and cause the applicable benefit plans in which Company Employees are entitled to participate to treat, the service of Company Employees with the Company or any Company Subsidiaries (including, in each case, any predecessors thereto) attributable to any period before the Closing as service rendered to the Purchaser, the Company or any Subsidiary of the Purchaser for purposes of eligibility to participate, vesting, future vacation accruals, determination of severance amounts and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation, but excluding benefit accrual (including minimum pension amount) and eligibility for early retirement under any defined benefit plan of the Purchaser or eligibility for retiree welfare benefit plans or as would otherwise result in a duplication of benefits. Without limiting the foregoing, to the extent permitted by any insurance carrier, the Purchaser shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar plan of the Purchaser to be waived with respect to Company Employees and their eligible dependents, to the extent waived or satisfied under the corresponding plan in which Company Employees participated immediately prior to the Closing Date, and any deductibles paid by the Company Employees under any of the Company’s or the Company Subsidiaries’ health plans in the plan year in which the Closing Date occurs shall, to the extent permitted by any insurance carrier, be credited towards deductibles and out-of-pocket expenses under the health plans of the Purchaser or any Subsidiary of the Purchaser. Company Employees shall be considered to be employed by the Purchaser “at will” and, nothing in this Agreement shall be construed to (i) limit the ability of the Purchaser or the Company to terminate the employment of any such Company Employee at any time, (ii) confer upon any Company Employee, or any representative of any such Company Employee, any rights or remedies, including any right to employment or continued employment for any period or terms of employment, for any nature whatsoever, (iii) prevent or restrict the Purchaser or its Affiliates from modifying the terms of employment of any Company Employee after the Closing Date or (iv) provided that Purchaser otherwise satisfies its foregoing obligations in the first sentence of this paragraph, amend any employee benefit or compensation plan, program or arrangement sponsored or contributed to by the Company or its Affiliates. Notwithstanding any other provision of this Section 6.5(a), no provision in this Section 6.5 shall create any third party beneficiary or other rights in any executive officers, directors or employees of the Company, any Company Subsidiary or any other Person other than the Purchaser or the Company and no executive officers, directors or employees of the Sellers, the Company or any Company Subsidiary are entitled to enforce the covenants contained in this Section 6.5.

(b) Subject to Section 6.5(a), the Purchaser shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Company and the Company’s Subsidiaries. Unless the Purchaser requests otherwise in writing at least three (3) Business Days prior to Closing, the Company’s board of directors shall adopt resolutions terminating, effective no later than the day prior to the Closing Date, any Company Pension Plan that is intended to meet the requirements of Section 401(k) of the Code, and that is sponsored, or contributed to, by the Company or any of the Company’s Subsidiaries (each, a “Company 401(k) Plan”). At the Closing, the Company shall provide to the Purchaser executed resolutions of the Company’s board of directors authorizing such termination. If the Company 401(k) Plan is so terminated, Purchaser shall allow Company employees who otherwise meet applicable age and service requirements to enroll under Purchaser’s 401(k) plan as soon as administratively practicable after of the Closing, but in no event later than 90 days after the Closing.

Section 6.6 Directors’ and Officers’ Indemnification and Insurance.

(a) The Purchaser agrees that any rights to indemnification, advancement of expenses, exculpation or other similar rights now existing in favor of, and all limitations on the personal liability of, each present and former director or officer of the Company or the Company’s Subsidiaries (each, a “Covered Party”) provided for in the respective organizational documents in effect as of the date hereof shall continue in full force and effect (and with respect to the Company and its Subsidiaries, shall be reflected in the applicable organizational documents of such entity), for a period of six (6) years after the Closing Date; provided, that the foregoing shall not apply to any claim based on a claim for indemnification made by a Covered Party pursuant to Article IX. During such period, the Purchaser shall not, nor shall it following the Closing permit the Company or the Company’s Subsidiaries to, amend, repeal or otherwise modify such provisions for indemnification or advancement of expenses in any manner that would adversely affect the rights thereunder of any Covered Party in respect of actions or omissions occurring at or prior to the Closing (including the transactions contemplated by this Agreement), unless such modification is required by Law. Notwithstanding anything in this Agreement to the contrary, any Covered Party seeking to enforce any such provisions for indemnification or advancements of expenses shall first seek recovery against the D&O Tail Policy referenced in Section 6.6(b) for any claim of exculpation or indemnification or expense advancement or reimbursement before pursuing any right of exculpation or indemnification or expense advancement or reimbursement directly against the Company and its Subsidiaries.

(b) On or prior to the Closing Date, the Purchaser shall, or if the Purchaser is unable to, the Sellers shall, or shall cause the Company to, have arranged for a fully paid and irrevocable “directors and officers” tail insurance policy (the “D&O Tail Policy”), which D&O Tail Policy will provide coverage for six (6) years following the Closing Date on terms which are no less favorable than the existing coverage maintained by the Company and the Company Subsidiaries (which policy has been provided by the Seller to the Purchaser prior to the date hereof). The Sellers shall pay for that portion of the D&O Tail Policy which provides substantially similar coverage as the existing coverage maintained by the Company and the Company Subsidiaries (such amount payable by the Sellers, the “D&O Tail Amount”), and the Purchaser shall pay for all incremental costs and expenses resulting from any coverage greater than the existing coverage maintained by the Company and the Company Subsidiaries to the extent such incremental costs and expenses relate to the coverage obtained by, at the direction of or with the written consent of the Purchaser and its Affiliates. The Purchaser and its Affiliates shall not amend or cancel such insurance policy during such six (6)-year period and shall reasonably cooperate with Sellers’ Designee (and their Affiliates), at the sole cost and expense of Sellers’ Designee, with respect to the pursuit of any claims, coverage or the enforcement of rights thereunder. The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each such Covered Party and such Person’s estate, heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses or contribution that any such Covered Party may have pursuant to Law, the organizational documents of the Company and its Subsidiaries, contract or otherwise.

(c) If, following the Closing, the Purchaser or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Purchaser and the Company, as the case may be, assume the obligations set forth in this Section 6.6.

Section 6.7 Publicity. None of the Sellers, the Purchaser or the Company shall, and the Purchaser and the Company shall not permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed) other than any such disclosure as may be required by applicable Law (including the Securities Act or Exchange Act and any rules promulgated thereunder by the SEC) or the applicable rules of any stock exchange, in which event such party shall endeavor, on a basis that is commercially reasonable under the circumstances, to provide an opportunity to the other parties to review and comment upon such press release or other announcement to the fullest extent permitted by law and shall give due consideration to all reasonable additions, deletions or changes suggested thereto.

Section 6.8 Notification of Certain Matters; Supplemental Disclosure. Between the date hereof and the Closing, the Sellers’ Designee or the Company will promptly notify the Purchaser in writing of (i) any inaccuracy in any representation or warranty or breach of any covenant applicable to it contained herein of which any of the Sellers or the Company is aware of that, in either case, would, or would reasonably be expected to, result in a failure of any condition set forth in Article VII, (ii) any Change of which any of the Sellers or the Company is aware of that has had or would reasonably be expected to have a Company Material Adverse Effect, (iii) any material communication received by it from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iv) any written communication received by it from any Person alleging that a consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and (v) any cancelation or termination by any Top Merchant Customer, Top Referral Provider, Top Integrated Technology Partner, or financial institution or Card Association party to a Sponsorship Agreement or other Primary Business Contract with the Company or any Company Subsidiary, of its relationship with the Company or any Company Subsidiary or the receipt of any written notice from any such Person that any such Person intends to cancel, terminate or otherwise materially and adversely modify its relationship with the Company or any Company Subsidiary.

Section 6.9 Resignation of Members of Governing Bodies. Prior to or at the Closing, each Seller shall (a) cause any Person who is an employee of such Seller, or of any controlling Affiliate of any Seller, to tender his or her resignation from the board of directors or similar governing body of the Company or the Company Subsidiaries effective as of the Closing Date, and (b) use its reasonable best efforts to cause any such Person who is not an employee of any Seller to tender his or her resignation from the board of directors or similar governing body of the Company or the Company Subsidiaries effective as of the Closing Date.

Section 6.10 Financing and Financing Cooperation.

(a) The Sellers and the Company shall, and shall cause the Company Subsidiaries to, and shall use commercially reasonable efforts to cause each of their respective Representatives including legal, tax, regulatory and accounting advisors to, provide such cooperation with the Purchaser in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries) as is customary with Financings of the type contemplated by the Commitment Letter, including through the following: (i) providing the Purchaser and the Financing Parties, as promptly as practicable and in any event by the time required by the terms of the Commitment Letter, (A)(1) all historical financial statements (which, for the avoidance of doubt, shall not include any pro forma financial information or projections, including pro forma financial information that may be required under Article 11 of Regulation S-X) and other information regarding the Company and the Company Subsidiaries (which, for the avoidance of doubt, shall only include other information previously included in the Registration Statement), in either case required to be provided to the Financing Parties by the terms of the Commitment Letter and (2) audited consolidated financial statements as of and for the fiscal year ended December 31, 2015 complying with the requirements of Regulation S-X under the Securities Act for a non-issuer entity whose financial statements are filed in a registered offerings of securities solely to satisfy Rule 3-05 of Regulation S-X, without giving effect to Rule 3-05(b)(4) of Regulation S-X (clauses (1) and (2) collectively, the “Required Information”), and (B) all other information relating to Sellers, the Company and the Company Subsidiaries reasonably requested by the Purchaser and consistent with information included in the Registration Statement for use in offering or information documents to be prepared in connection with the completion of the Financing, (ii) at reasonable times and upon reasonable notice, participating in a reasonable number of meetings (including one-on-one meetings with representatives of the Financing Parties and senior management and Representatives of the Company, in each case with appropriate seniority and expertise), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the Financing Parties, prospective lenders and investors, and the rating agencies, (iii) assisting the Purchaser with the Purchaser’s preparation of (A) any customary offering documents, bank information memoranda, prospectuses and similar documents (including the Purchaser’s preparation of pro forma financial statements and information; provided that neither the Company nor any of its Subsidiaries or Representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information) required for any part of the Financing (provided that any such bank information memoranda or prospectuses shall contain disclosure and financial statements reflecting the Purchaser, the Company or their respective Subsidiaries as the obligor prior to the Closing)) and (B) materials for rating agency presentations, (iv) cooperating with the marketing and syndication efforts for any part of the Financing (including consenting to the use of the Company’s and the Company Subsidiaries’ logos in connection with the arrangement of the Financing in a manner customary for such financing transactions; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or the Company Subsidiaries; provided, further, that the

Purchaser, the Financing Parties and their respective Affiliates and Representatives shall obtain no rights in such logos other than the right to use such logos for the purposes and subject to the restrictions set forth in this clause (iv)), (v) providing customary representation letters and certificates to its independent accountants (including any prior independent accountants), and directing such independent accountants to cooperate with the Financing consistent with their customary practice, including by providing customary “comfort letters” (including customary “negative assurances”) and customary consents to the inclusion of audit reports in any relevant marketing materials, registration statements and related government filings, and participating in accounting due diligence sessions, (vi) assisting in the preparation of, and executing and delivering, one or more credit agreements, indentures and pledge and security documents and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, other definitive financing documents or other customary certificates (but not solvency certificates) and customary documents (but excluding, for the avoidance of doubt, authorization letters) as may be reasonably requested by the Purchaser which are necessary and customary in connection with the Financing (provided that any obligations contained in all such agreements and documents shall be subject to the occurrence of the Closing and effective no earlier than the Closing), (vii) using reasonable best efforts to facilitate the obtaining of Payoff Letters, lien terminations and instruments of discharge, all in customary form, providing for the full and complete payoff, discharge and termination on the Closing Date of all indebtedness and related obligations (other than obligations that expressly survive such payoff, discharge and termination as set forth in the Payoff Letters), security interests and other liens as contemplated by the Commitment Letter to be paid off, discharged and terminated on the Closing Date in connection with the Financing, (viii) providing customary authorization letters to the Financing Parties authorizing the distribution of information to prospective lenders and investors containing a representation to the Financing Parties that the public side versions of such documents, if any, do not include material non-public information about the Company or its Affiliates, (ix) cooperating with the Financing Parties’ due diligence, including providing at least three (3) Business Days prior to the Closing Date all documentation and other information about the Company and each of the Company Subsidiaries as is reasonably requested in writing by the Financing Parties which relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act (provided that the request for such information is received by the Company at least five (5) Business Days prior to the Closing Date) and (x) taking all other corporate actions, subject to the occurrence of the Closing, as may be reasonably necessary to permit the consummation of the Financing. Notwithstanding anything to the contrary contained herein, until the Closing occurs, neither the Company nor any of the Company Subsidiaries nor any of their respective Representatives shall (A) be required to pay any commitment or other similar fee, (B) have any liability or any obligation under any credit agreement or any related document or any other agreement or document related to the Financing or any Alternative Financing), (C) be required to incur any other expense in connection with the Financing or any Alternative Financing unless reimbursed or reasonably satisfactorily indemnified by the Purchaser, (D) be required to pass resolutions or consents to approve or authorize the execution of the Financing or any Alternative Financing, or execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, that would be effective prior to, the Closing, (E) deliver any certificate that such officer, director or other Representative reasonably believes, in good faith, contains any untrue certifications or opinions, (F) provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged, or (G) take any action that will conflict with or violate its organizational documents or any applicable Laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of the Company Subsidiaries is a party. In addition, notwithstanding anything to the contrary contained herein, (1) the effectiveness of any documentation executed by the Company or any of the Company’s Subsidiaries with respect to the Financing (including all documentation required or requested pursuant to this Section 6.10(a)) shall be subject to the occurrence of the Closing, (2) nothing herein shall require cooperation contemplated thereby to the extent it would interfere unreasonably with the business or operations of the Company or any of its Subsidiaries and (3) nothing herein shall require the Sellers or the Company to cause the delivery of any legal opinions or any certificate as to solvency by the Sellers or the Company or its Subsidiaries.

(b) Whether or not the Closing occurs, the Purchaser shall (i) promptly, upon request by the Sellers or the Company, reimburse the Sellers or the Company, as the case may be, for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) actually incurred by the Sellers or the Company or their respective Representatives in connection with the cooperation of the Sellers, the Company and the Company Subsidiaries contemplated by this Section 6.10 and (ii) indemnify and hold harmless the Sellers, the Company and the Company Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them prior to the Closing in connection with the arrangement of the Financing or any Alternative Financing, any information utilized in connection therewith (other than historical information relating to the Company or the Company Subsidiaries and any information provided by the Sellers, the Company, the Company Subsidiaries or their respective Representatives) and any assistance or activities in connection therewith to the fullest extent permitted by applicable Law, except to the extent that such losses arose out of or result from the bad faith, willful misconduct or gross negligence or material breach of this Agreement by the Sellers, the Company, the Company Subsidiaries or their respective Representatives.

(c) Subject to the other terms and conditions of this Agreement, the Purchaser shall use, and shall cause the Subsidiaries of the Purchaser to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in the Commitment Letter and the related fee letters (including, to the extent required, the full exercise of the “flex” provisions related thereto) on or prior to the Closing Date, including using reasonable best efforts to (i) maintain in effect the Commitment Letter and satisfy on a timely basis (taking into account the expected timing of the Marketing Period) all conditions to the Financing in the Commitment Letter and the definitive agreements to be entered into pursuant thereto (other than any condition where the failure to be so satisfied is a direct result of any of the Seller’s or the Company’s failure to furnish information or perform in all material respects its other obligations required to be delivered or performed under this Agreement (including Section 6.10(a))), to the extent applicable to or within the control of the Purchaser or the Purchaser Subsidiaries, (ii) negotiate, execute and deliver definitive agreements with respect to such Financing on terms consistent in all material respects with the terms and conditions (including the “flex” provisions) contemplated by the Commitment Letter and the related fee letters, and (iii) in the event that the conditions to Closing under this Agreement and the conditions to the availability of the Financing under the Commitment Letter are satisfied, draw a sufficient amount of the Financing to enable the Purchaser to consummate the transactions contemplated by this Agreement. The Purchaser shall keep Sellers’ Designee and the Company informed on a current basis in reasonable detail of the status of its efforts to arrange the Financing and provide the Company with copies of all executed definitive agreements related to the Financing (provided, that provisions related to fees, pricing, economic “flex” terms, “securities demand”, thresholds, caps and other items not affecting conditionality have been redacted). Subject to the terms and upon satisfaction of the conditions set forth in the Commitment Letter, the Purchaser shall use its reasonable best efforts to cause the Financing Parties to provide the Financing on the Closing Date; provided, that, nothing in this Agreement shall require the Purchaser or any of its Subsidiaries to litigate or initiate any other action or proceeding against any Financing Party or Financing Source Related Party. In the event any portion of the Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Commitment Letter and the related fee letters, and such portion is reasonably required to consummate the transactions contemplated by this Agreement, including without limitation, to pay the Final Aggregate Cash Consideration, the Payoff Indebtedness, the Company Expenses and all other fees and expenses and other payment obligations required to be paid by the Purchaser in connection with this Agreement, (A) the Purchaser shall promptly notify Sellers’ Designee and the Company and (B) the Purchaser shall use its, and shall cause its Subsidiaries to use their, reasonable best efforts to arrange to obtain Alternative Financing in an amount at least equal to the amount of such portion, upon terms and conditions not materially less favorable to the Purchaser and Purchaser’s Subsidiaries than the terms and conditions set forth in the Commitment Letter as promptly as practicable following the occurrence of such event. The Purchaser shall promptly (and in any event within two (2) Business Days) notify Sellers’ Designee and the Company in writing (I) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by the Purchaser under the Commitment Letter or any definitive agreements related thereto or, to the knowledge of the Purchaser, any other party to the Commitment Letter or any definitive agreements related thereto, (II) if for any reason the Purchaser at any time believes it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Commitment Letter or any definitive agreements related thereto and (III) of the receipt by the Purchaser or any of its Representatives of any written notice or other written communication (or, to the knowledge of the Purchaser, any oral notice or other communication) from any Financing Party or any Financing Source Related Party with respect to (x) any breach, default, termination or repudiation by any party to the Commitment Letter, any definitive agreement related thereto or any provision of the financing contemplated pursuant to the Commitment Letter (including any proposal by any lender named in the Commitment Letter to withdraw, terminate, reduce the amount of financing or materially delay the timing of financing contemplated by the Commitment Letter) or (y) any material dispute or disagreement between or among any parties to the Commitment Letter or any definitive agreement related thereto that could result in the Purchaser not receiving or a material delay in the Purchaser’s receipt of the proceeds of the Financing, and in any such case, the Purchaser shall provide any information relating to any of the foregoing circumstances as soon as reasonably practicable (and in any event within two (2) Business Days) following the Company’s reasonable request therefor; provided, that in no event shall the Purchaser be required to disclose any information that is subject to attorney-client or similar privilege if the Purchaser has used commercially reasonable efforts to disclose such information in a way that would not waive such privilege. In the event that the Purchaser does not provide access or information in reliance on the proviso to the immediately preceding sentence, the Purchaser shall provide written notice to the Company that such access or information is being withheld and the Purchaser shall use commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege. The Purchaser shall not, without the Company’s prior written consent, consent to (1) any amendment or modification to, or any waiver of any provision or remedy under, the Commitment Letter or the related fee letters if such amendment, modification or waiver (a) imposes new or additional conditions, or otherwise expands or makes more restrictive any of the conditions, to the Purchaser’s receipt of the Financing, (b) extends the timing of the funding of the commitments thereunder, or reduces the aggregate cash amount of the funding commitments thereunder, or (c) otherwise amends, modifies or waives, any provision of the Commitment Letter, in any such case where such amendment, modification or waiver described in this clause (1) would reasonably be expected to prevent, materially delay or materially adversely affect the ability of the Purchaser to consummate the transactions contemplated by this Agreement (collectively, the “Restricted Commitment Letter Amendments”) (provided, that the Purchaser may replace or amend the Commitment Letter to add lenders, underwriters, lead arrangers, bookrunners, initial purchasers, placement agents, syndication agents or similar entities that have not executed the Commitment Letter as of the date hereof) or (2) early termination of the Commitment Letter unless it has been replaced by Alternative Financing in accordance with this Section 6.10. The Purchaser shall furnish to Sellers’ Designee and the Company a copy of any amendment, modification, waiver or consent of or relating to the Commitment promptly upon execution thereof (which copy may be redacted in the manner described in Section 5.4). The Purchaser shall use, and shall cause the Purchaser Subsidiaries to use, reasonable best efforts to maintain the effectiveness of the Commitment Letter or any Alternative Financing arrangement until the transactions contemplated by this Agreement are consummated. Notwithstanding anything contained in this Section 6.10(c) or in any other provision of this Agreement, in no event shall the Purchaser be required (y) to amend or waive any of the terms or conditions of this Agreement or (z) to consummate the Closing any earlier than as required by Section 2.4.

(d) The Sellers and the Company shall, and shall cause the Company Subsidiaries to notify the Purchaser in writing if the Sellers or the Company determine that (i) any Required Information is no longer Compliant or (ii) any financial statements included in the Required Information must be restated.

(e) In the event that the Commitment Letter is amended, replaced, supplemented or otherwise modified, including as a result of obtaining Alternative Financing, or if the Purchaser substitutes other debt or equity financing for all or a portion of the Financing or any Alternative Financing, (i) true, complete and correct copies of the definitive documentation for any such Alternative Financing (the “Alternative Financing Documents”) shall be provided by the Purchaser to the Company promptly after such Alternative Financing commitment letter or other Alternative Financing Documents are fully executed, (ii) the Sellers and the Company shall comply with their respective covenants in this Section 6.10 with respect to the Commitment Letter as so amended, replaced, supplemented or otherwise modified and with respect to such Alternative Financing or other debt or equity financing to the same extent that the Purchaser, the

Sellers and the Company would have been obligated to comply with respect to the Financing and (iii) no such amendment, replacement, supplement or other modification shall result in additional or expanded covenants of the Sellers or the Company. The representations, warranties and covenants of and other restrictions on the Purchaser contained in this Agreement (and any other provisions herein with respect to the Financing and the Commitment Letter) shall apply equally to any Alternative Financing and Alternative Financing Documents.

(f) All non-public or other confidential information provided by the Sellers, the Company, the Company Subsidiaries or their respective Representatives pursuant to this Section 6.10 shall be kept confidential in accordance with the Confidentiality Agreement, Section 6.2 and any other applicable terms of this Agreement; provided that the Purchaser shall be permitted to disclose such information to the Financing Parties identified in the Commitment Letter, any provider of Alternative Financing and their respective Representatives in connection with the Financing and any Alternative Financing so long as such Persons agree to be bound by the confidentiality provisions of the Confidentiality Agreement or other reasonable and customary confidentiality undertakings in respect of transactions similar to that contemplated by the Financing or any Alternative Financing.

(g) Notwithstanding anything herein to the contrary, in no event shall any failure to obtain any Financing (or any Alternative Financing) nor any failure to fund any Financing (or any Alternative Financing) relieve the Purchaser of any obligation under or in respect of this Agreement, including the obligation to timely consummate the transactions contemplated by this Agreement as required hereby, and neither the obtaining nor the availability or funding of any Financing (or any Alternative Financing) shall constitute a condition to the Purchaser’s obligation to timely consummate the transactions contemplated by this Agreement as required hereby.

Section 6.11 Termination of Affiliate Arrangements. The Sellers shall and shall cause the Company to terminate all Contracts between or among the Company or any Company Subsidiary, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand, including those contracts set forth on Section 6.11(a) of the Sellers Disclosure Letter (other than any Contracts (x) listed on Section 6.11(b) of the Seller Disclosure Letter or (y) entered into, in the Ordinary of Business after the date hereof and otherwise in accordance with Section 6.3, between or among the Company or any Company Subsidiary, on the one hand, and any portfolio company (or subsidiary thereof) of Vista Equity Partners on the other hand), in each case, effective as of the Closing Date and conditioned upon the Closing with no further Liabilities or obligations of the parties thereto.

Section 6.12 Further Assurances. From time to time after the Closing Date, upon the written request of any party to this Agreement, each other party shall execute, acknowledge and deliver all such other instruments and documents and shall take such other actions as may be reasonably required to consummate and make effective the transactions contemplated by this Agreement.

Section 6.13 No Solicitation of Transactions.

(a) During the period following the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Section 10.1, the Sellers will not, and will cause the Company, each Company Subsidiary and their respective Affiliates and Representatives not to, directly or indirectly: (i) solicit, initiate, induce, encourage or facilitate any inquiries, indication of interest, proposal or offer with respect to, or the making, submission or announcement of, any indication of interest, proposal or offer for an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; (iii) furnish any information or data regarding the Sellers, the Company or the Company Subsidiaries to, or afford access to the properties, books and records of the Sellers, the Company or the Company Subsidiaries to, any Person (other than the Purchaser or its Affiliates) in connection with or in response to any Acquisition Proposal; (iv) engage in discussions with any Person with respect to any Acquisition Proposal; (v) approve, adopt, endorse or recommend any Acquisition Proposal; or (vi) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating, relating to or in connection with any Acquisition Proposal or transaction contemplated thereby or any proposal that may lead to an Acquisition Proposal or that requires the Sellers, the Company or the Company Subsidiaries to abandon, terminate or breach its respective obligations hereunder; or (vii) resolve, propose or agree to do any of the foregoing. The Sellers and the Company will immediately cease and terminate, and shall cause their respective Affiliates and Representatives and the Company Subsidiaries to cease and terminate, any and all existing activities, discussions or negotiations with any Person with respect to any Acquisition Proposal or (as applicable) received from any third party. The Company and the Sellers shall, upon the written request of the Purchaser and to the extent not previously performed prior the date hereof, instruct each Person which has heretofore executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of the Sellers, the Company or the Company Subsidiaries (excluding, for the avoidance of doubt, any underwriters engaged by the Company in connection with a public offering process) to promptly return or destroy all information, documents, and materials relating to the Acquisition Proposal or to the Company, the Company Subsidiaries or their businesses, operations or affairs heretofore furnished by the Sellers, the Company, the Company Subsidiaries or any of their respective Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person. The Company and/or the Sellers’ Designee will notify the Purchaser of the receipt of any inquiries or proposals regarding the foregoing matters by the Company or any of its Subsidiaries within two (2) Business Days after receipt and shall keep the Purchaser reasonably informed in reasonable detail of the terms, status and other pertinent details of any such inquiry or proposal.

(b) Immediately following the execution and delivery of this Agreement, the Company shall and shall cause its Subsidiaries and its and their respective Representatives to discontinue all efforts in pursuance of an initial public offering of the Company’s or any Subsidiaries’ equity securities and such parties shall not take any further actions in pursuance of an initial public offering of the Company’s or any Subsidiaries’ equity securities following the execution and delivery of this Agreement. Prior to or on the Closing Date, the Company shall file a Registration Withdrawal Request on Form RW with the SEC with respect to the Registration Statement.

Section 6.14 Section 280G Vote. Prior to the Closing, the Company shall disclose and submit to its stockholders, in a manner that meets the requirements of Section 280G(b)(5) of the

Code and the applicable rulings and final regulations thereunder, all payments and/or benefits that, in the absence of such stockholder approval, would constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code on account of the transactions contemplated under this Agreement (“Section 280G Payments”), such that the deduction of such payments and benefits will not be limited by the application of Section 280G of the Code in the event the requisite stockholder approval is obtained. The Company shall use its best efforts to obtain duly executed 280G Waivers from all individuals prior to the Company stockholders vote. The Company shall forward to the Purchaser prior to submission to the Company’s stockholders copies of all documents that will be submitted to the Company’s stockholders in connection with this Section 6.14. Prior to Closing, the Company shall deliver to the Purchaser executed copies of any such documents, a record of all shareholder disclosures made in connection with this Section 6.14, and the results of the shareholder vote. The parties acknowledge that for purposes of determining Section 280G Payments pursuant to this Section 6.14, Purchaser shall provide the Company information regarding any Purchaser Arrangements not later than ten (10) days prior to the Closing, and, notwithstanding the above, the Company will take into account such timely provided information when determining whether any Section 280G Payments exist. The parties acknowledge that to the extent that the Purchaser Arrangements are not timely and accurately provided by the Purchaser, the Company shall not have any liability with respect to its reliance on such information and shall not be in violation of this Section 6.14.

Section 6.15 Seller Cooperation on Certain Matters. After the date hereof and prior to the Closing, the Sellers and the Company shall confer with the Purchaser on a regular and continued basis regarding the general status of the ongoing operations of the Company and the Company Subsidiaries and integration planning matters and communicate and consult with such Persons identified by the Purchaser to the Sellers with respect to the foregoing; provided that the Sellers’ and the Company’s access and disclosure obligations under this Section 6.15 shall be subject to the same limitations as set forth in Section 6.1 and Section 6.2.

Section 6.16 Other Insurance Matters. From the date of this Agreement until the earlier of the Closing or the date on which this Agreement is terminated pursuant to Section 10.1, (a) the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to prevent the termination or lapse of the Company’s and the Company Subsidiaries’ existing cyber-security insurance policy, management liability insurance policy and crime insurance policy and to cause such insurance policies to be renewed prior to their respective termination and (b) the Sellers and the Company shall keep the Purchaser reasonably informed regarding the status of any amendment, renewal, modification or termination or lapse of such insurance policies.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to the Obligations of Each Party. The respective obligation of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver in writing if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) HSR. The waiting period (and any extension thereof) applicable to the consummation of the Closing under the HSR Act shall have expired or been terminated.

(b) No Restraint or Proceeding. (i) No court or other Governmental Entity having jurisdiction over the Purchaser, a Seller or the Company shall have enacted any Law or issued any Order which is then in effect and issued after the date hereof that prevents the consummation of the transactions contemplated by this Agreement or imposes any adverse effect or condition that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect, and (ii) there shall not be pending any Action by any Governmental Entity which is reasonably likely to prevent the consummation of the transactions contemplated by this Agreement or impose any adverse effect or condition that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.

Section 7.2 Conditions to the Obligations of Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is also subject to the satisfaction (or waiver in writing if permissible under applicable Law), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Sellers contained in Section 3.3 (Ownership of Company Shares) and the Company contained in Section 4.3 (Capitalization) shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date (except for such inaccuracies in Section 3.3(a) and Section 4.3(b) that are de minimis in nature and amount, provided that despite any such de minimis inaccuracies, (A) the Sellers collectively have ownership and voting control over all of the issued and outstanding Company Shares, free and clean of all Liens, except for Liens arising under applicable securities Laws, and (B) the Company, directly or indirectly, has ownership and voting control over all of the equity securities of the Company Subsidiaries, free and clean of all Liens, except for Liens arising under applicable securities Laws and Liens granted in connection with the Company’s existing credit facility (as in effect on the date hereof and which Liens will be fully released at Closing upon, and subject to, the payment by the Purchaser contemplated by Section 2.2(c)); (ii) the representations and warranties of the Sellers contained in Section 3.1 (Due Organization, Good Standing and Corporate Power), Section 3.2(a) (Authorization), Section 3.2(b) (solely in the case of clause (b) with respect to organizational documents) and Section 3.5 (Broker’s or Finder’s Fee) and of the Company contained in Section 4.1 (Due Organization, Good Standing and Power), Section 4.2(a) (Authorization), Section 4.2(b) (solely in the case of clause (b) with respect to organizational documents), Section 4.13 (Broker’s or Finder’s Fees), and Section 4.19 (Transactions with Affiliates) (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or similar terms set forth therein) shall be true and correct in all material respects as of the date of this Agreement and on as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date); and (iii) each of the representations and warranties of the Sellers and the Company contained in this Agreement (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or similar terms set forth therein) (other than those contained in the preceding clauses (i) and (ii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company and Sellers. The Company and each Seller shall have performed in all material respects all obligations required to be performed thereby under this Agreement at or prior to the Closing Date.

(c) No Company Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have occurred a Company Material Adverse Effect.

(d) Consents. The Company shall have obtained all consents with respect to the Company Contracts listed on Section 7.2(d) of the Company Disclosure Letter, and all such consents shall be in full force and effect.

(e) Company Catastrophic Breach. There has been no actual Breach that has occurred or become known to the Purchaser or the Company since November 12, 2014 of Card numbers from the Company or any Company Subsidiary occurring while such Card numbers were in the possession or control of the Company or any Company Subsidiary involving, individually or in the aggregate with any other such Breaches, more than 25,000,000 Cards.

Section 7.3 Conditions to the Obligations of Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is also subject to the satisfaction (or waiver in writing if permissible under applicable Law), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Purchaser contained in this Agreement that are not qualified by “materiality,” or similar terms set forth therein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date) and all representations and warranties of the Purchaser contained in this Agreement that are qualified by “materiality,” or similar terms set forth therein shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all respects as of such date).

(b) Performance of Obligations of Purchaser. The Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

Section 7.4 Frustration of Closing Conditions. No Seller nor the Company, on the one hand, or the Purchaser, on the other hand, may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement.

ARTICLE VIII

TAX MATTERS

Section 8.1 Tax Returns and Payment of Taxes. After the Closing, the Purchaser shall have the obligation and authority to file or cause to be filed all Tax Returns to be filed by or with respect to the income, assets, properties, and operations of the Company and the Company Subsidiaries or any successor thereto for any taxable year or other taxable period. Any such Tax Returns for any Pre-Closing Period shall be prepared in accordance with past practices of the Company and the Company Subsidiaries (unless otherwise required by applicable Laws).

Section 8.2 Post-Closing Access and Cooperation.

(a) After the Closing Date, the Purchaser, the Company and the Company Subsidiaries, on the one hand, and Sellers’ Designee and each Seller, on the other hand, shall furnish or cause to be delivered to each other, upon request, as promptly as practicable, such information and assistance (including access to books, records, work papers and Tax Returns for Pre-Closing Periods) relating to the Company and the Company Subsidiaries as is reasonably necessary for the preparation of any Tax Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment. Upon reasonable notice and during regular business hours, Sellers’ Designee and the Purchaser shall make their, or shall cause the Company or the Company Subsidiaries, as applicable, to make their employees and facilities available on a mutually convenient basis to provide reasonable explanation of any documents or information provided hereunder; provided, that such assistance shall not unreasonably disrupt the operations of Sellers’ Designee, the Purchaser, the Company or such Company Subsidiary, as applicable, and any recipient of such assistance shall use its commercially reasonable efforts to minimize any such disruption.

(b) Any request for information or documents pursuant to this Section 8.2 shall be made by the requesting party in writing. The other party hereto shall promptly (and in no event later than thirty (30) days after receipt of the request) provide the requested information. The requesting party shall indemnify the other party for any reasonable out of pocket expenses incurred by such party in this Section 8.2. Any information obtained under this Section 8.2 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Tax audit, dispute or contest.

Section 8.3 Termination of Tax Sharing Agreements. The Sellers, the Company and the Company Subsidiaries shall cause the termination prior to the Closing Date of all Tax sharing and Tax indemnity agreements with respect to or involving the Company or any of the Company Subsidiaries and any Person other than the Company and the Company Subsidiaries (excluding, in each case, agreements entered into in the ordinary course of business and the primary purpose of which is not related to Taxes) and, after the Closing Date, the Purchaser and its Affiliates (including the Company and the Company Subsidiaries) shall not be bound thereby or have any liability thereunder.

Section 8.4 Transfer Taxes. The Purchaser on the one hand and the Sellers on the other hand shall share equally any stamp, transfer, documentary, sales and use, value added, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement or any transaction contemplated hereby (collectively, the “Transfer Taxes”). Unless required by applicable Law, the Purchaser shall be responsible for preparing and timely filing any Tax Returns with respect to any such Transfer Taxes, and the Sellers shall promptly remit to the Purchaser its share of any such Transfer Taxes. The Purchaser and Sellers’ Designee shall cooperate to procure any stock transfer stamps required by, and properly file on a timely basis all necessary Tax Returns and other documentation with respect to, any of the Transfer Taxes.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification Obligations of the Sellers.

(a) From and after the Closing, the Sellers shall, severally and not jointly in accordance with each such Seller’s Pro Rata Seller Share, defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, any and all claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) (each a “Loss”) incurred or suffered by the Purchaser Indemnified Parties arising out of or relating to:

(i) any breach of any Company Fundamental Representation (for purposes of this Section 9.1(a)(i), such representations and warranties shall be read without reference to materiality, Company Material Adverse Effect or similar monetary and non-monetary qualifications);

(ii) any willful and intentional breach of any covenant, agreement or undertaking made by the Company in this Agreement; or

(iii) any Closing Indebtedness or Outstanding Company Expenses solely to the extent not paid on or prior to the Closing Date or included in the calculation of Final Aggregate Cash Consideration.

(b) From and after the Closing, each of the Sellers shall defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of any and all Losses incurred or suffered by the Purchaser Indemnified Parties arising out of or relating to:

(i) any breach by such Seller of any Seller Fundamental Representation (for purposes of this Section 9.1(b)(i), such representations and warranties shall be read without reference to materiality, Company Material Adverse Effect or similar monetary and non-monetary qualifications); or

(ii) any willful and intentional breach of any covenant, agreement or undertaking made by such Seller in this Agreement.

The Losses incurred or suffered by the Purchaser Indemnified Parties arising out of or relating to matters described in this Section 9.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.”

Section 9.2 Indemnification Obligations of the Purchaser. From and after the Closing, the Purchaser shall indemnify and hold harmless the Seller Indemnified Parties from, against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Parties arising out of or relating to any breach of any of the Purchaser Fundamental Representations. The Losses incurred or suffered by the Seller Indemnified Parties described in this Section 9.2 as to which the Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses.”

Section 9.3 Indemnification Procedure.

(a) Promptly following receipt by an Indemnified Party of notice of the commencement of any Action against such Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made against any party obligated to provide indemnification pursuant to this Article IX (the “Indemnifying Party”), give such Indemnifying Party prompt written notice of such Third Party Claim on or prior to the expiration of the applicable Claims Period, which prompt written notice must include the nature and amount of the Purchaser Losses or Seller Losses related thereto, to the extent that the nature and amount thereof are actually determinable at such time, reasonable detail in light of the circumstances then known to such Indemnified Party, and the basis for indemnification. In the event of a claim by a Purchaser Indemnified Party, such notice shall be provided to Sellers’ Designee. The failure to promptly give such notice to the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such Third Party Claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter, after acknowledging in writing that it would have an indemnification obligation in respect of any Purchaser Losses or Seller Losses (as the case may be) resulting from such Third Party Claim (subject to the limitations of this Article IX), to assume the defense of such Third Party Claim, to the extent such Third Party Claim involves solely monetary damages, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, that an Indemnifying Party will not be entitled to assume the defense of any Third Party Claim if (i) such Third Party Claim could result in criminal liability of, or equitable remedies against, the Indemnified Party, or (ii) the interests of the Indemnified Party, in the reasonable opinion of counsel to the Indemnified Party, are in conflict or a potential conflict exists with the interests of the Indemnifying Party with respect to such Third Party Claim, and as a result, the Indemnifying Party could not adequately represent the interests of the Indemnified Party in such Third Party Claim. In the event, however, that the Indemnifying Party declines or fails to assume, or is not permitted to assume, the defense of the Third Party Claim as set forth in this Section 9.3(a) or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20) day period, then such Indemnified Party may employ counsel to represent or defend it in any such Third Party Claim and the associated fees and expenses of such counsel shall be indemnifiable losses hereunder; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in connection with the defense of any Third Party Claim. In any Third Party Claim, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third Party Claim, shall have the right to participate in such Third

Party Claim and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any Third Party Claim the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter. No Indemnified Party or Indemnifying Party may settle or compromise any Third Party Claim with respect to which indemnification is being sought hereunder without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed), unless such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to a Third Party Claim unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(b) If an Indemnified Party claims a right to indemnification pursuant to this Agreement for any matter that is not a Third Party Claim, such Indemnified Party shall promptly send written notice of such claim to the appropriate Indemnifying Party and such written notice must be delivered on or prior to the expiration of the applicable Claims Period. Such notice shall specify the basis for such claim and the nature and amount of any Seller Losses or Purchaser Losses related thereto, to the extent that the nature and amount thereof are actually determinable at such time. Provided that such notification is delivered on or prior to the expiration of the applicable Claims Period, the failure by any Indemnified Party to so promptly notify the Indemnified Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 9.3(b), except to the extent that Indemnifying party is actually prejudiced by such failure or delay. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such written notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article IX or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article IX, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party within thirty (30) days after such determination. In the event the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party in immediately available funds an amount equal to such claim as determined hereunder. For the avoidance of doubt, the provisions of this Section 9.3(b) shall not apply in the case of a Third Party Claim, which Third Party Claim shall be governed by Section 9.3(a).

Section 9.4 Claims Period. The Claims Period hereunder shall begin on the Closing Date and terminate on the date that is twelve (12) months after the Closing Date; provided, that the Claims Period with respect to breaches of the Company Fundamental Representations and the Seller Fundamental Representations set forth in Section 9.1(a)(i) and Section 9.1(b)(i) and the breach of any Purchaser Fundamental Representations as set forth in Section 9.2 shall begin on the Closing Date and terminate upon the expiration of the applicable statute of limitations. An Indemnifying Party shall not be liable with respect to any claim under Section 9.1 or Section 9.2, as applicable, unless written notice of a possible claim for indemnification is given by the claiming Indemnified Party to the Indemnifying Party on or before the applicable Claims Period. Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been notified in writing of a Claim for indemnity hereunder and in accordance with Section 9.3 hereof and such Claim shall not have been finally resolved or disposed of at such date, such Claim shall continue to survive and shall remain a basis for indemnity hereunder until such Claim is finally resolved or disposed of in accordance with the terms hereof.

Section 9.5 Payments; Limitations.

(a) Any payment pursuant to a claim for indemnification shall be made not later than thirty (30) days after receipt by the Indemnifying Party of written notice from the Indemnified Party, unless the claim is subject to defense as provided in Section 9.3, in which case payment shall be made not later than thirty (30) days after the amount of the claim is finally determined.

(b) Any amounts for Purchaser Losses owed by the Sellers pursuant to this Article IX shall be paid by wire transfer of immediately available funds to an account designated in advance by Purchaser; provided, however, that the liability of any Seller pursuant to this Article IX shall in no event exceed the aggregate proceeds actually received by such Seller under this Agreement. Any amounts for Seller Losses owed by the Purchaser pursuant to this Article IX shall be paid by wire transfer of immediately available funds to an account or accounts designated in advance by Sellers’ Designee.

Section 9.6 Exclusive Remedy. The parties hereto agree that, excluding (a) any claim for specific performance and injunctive or other equitable relief as provided in Section 11.12, (b) any claim related to fraud by the Sellers, the Company or the Purchaser in connection with the transactions related to this Agreement, (c) any matter related to Section 2.3, or (d) for matters related to the Escrow Agreement, the Non-Solicitation and No-Hire Agreement, and the Mutual Release, the indemnification provisions of this Article IX, and the letter agreement among the Sellers and the Purchaser are intended to provide the sole and exclusive remedy as to all claims either the Sellers, on the one hand, or the Purchaser, on the other hand, may incur arising from or relating to this Agreement from and after the Closing, including with respect to breaches of representations and warranties or covenants by the Purchaser, Sellers or the Company set forth herein.

Section 9.7 Power of Sellers’ Designee. Without limiting the foregoing, for purposes of Section 9.3 (a) if any or all Sellers comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to Sellers’ Designee, and (b) if any or all Sellers comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to Sellers’ Designee.

Section 9.8 Determination of Loss Amount. The amount of any Purchaser Losses subject to indemnification under Section 9.1 and Seller Losses subject to indemnification under Section 9.2 shall be calculated net of (a) any Tax Benefit inuring to any Purchaser Indemnified Party (on account of any such Purchaser Loss) to the extent that such Tax Benefit is realized or utilized in the year in which the claim for indemnification or the payment with respect to such indemnification claim is made and (b) any third party insurance proceeds actually recovered by the Purchaser (on account of any such Purchaser Loss) net of any deductible amounts, increases in premiums and costs, expenses (including attorney’s fees and other costs of recovery) paid or incurred with respect to such proceeds, and Taxes paid or incurred with respect to such proceeds. In no event shall any Purchaser Indemnified Party or Seller Indemnified Party be entitled to recover or make a claim for any amounts in respect of punitive damages, except to the extent punitive damages are awarded to a third party.

Section 9.9 Adjustment to Purchase Price. Any indemnification payment made pursuant to this Article IX shall be treated as an adjustment to the purchase price for Tax purposes to the extent permitted by applicable Law.

Section 9.10 Survival. Following the Closing, the representations and warranties of the Sellers and the Company contained in this Agreement, the Seller Disclosure Letter, the Company Disclosure Letter and the certificates of the Sellers and the Company delivered pursuant to Section 2.4(b)(i) and Section 2.4(b)(ii) shall terminate at the Closing; provided, that the Company Fundamental Representations and the Seller Fundamental Representations will survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the termination of the Claims Period applicable to such representations and warranties set forth in Section 9.4. The representations and warranties of the Purchaser contained in this Agreement and the certificates delivered pursuant to Section 2.4(c)(iii) shall terminate at the Closing; provided, that the Purchaser Fundamental Representations will survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the termination of the Claims Period applicable to such Purchaser Fundamental Representations set forth in Section 9.4. All covenants of the parties contained in this Agreement shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any parties to this Agreement, until the termination of the Claims Period applicable to such covenants set forth in Section 9.4. Notwithstanding the foregoing, nothing in this Section 9.10 shall have any effect on (a) any right to indemnification pursuant to Section 9.1 or Section 9.2 in respect of any Claim based upon any breach of a representation, warranty or covenant that is set forth in a valid notice of claim delivered in accordance with Section 9.4 prior to the termination of the Claims Period applicable thereto, or (b) fraud by the Sellers, the Company or the Purchaser with respect to this Agreement.

ARTICLE X

TERMINATION AND ABANDONMENT

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by mutual written consent of the Purchaser and Sellers’ Designee;

(b) by either the Purchaser or Sellers’ Designee if any Governmental Entity of competent jurisdiction shall have issued a final and non-appealable Order enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such Order lifted; provided, further, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party if the willful and intentional breach of any provision of this Agreement by such party has been a principal cause of the issuance of such final and non-appealable Order;

(c) by the Purchaser or Sellers’ Designee if the Closing shall not have been consummated on or before July 24, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party if the willful and intentional breach of any provision of this Agreement by such party has been a principal cause of or resulted in the failure of the Closing to be consummated on or before such date;

(d) by the Purchaser, in the event of a material breach by any Seller or the Company of any representation, warranty, covenant or other agreement contained herein, which (i) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b), and (ii) cannot reasonably be expected to be cured by the Termination Date; provided that the Purchaser is not in breach of any representation, warranty or covenant contained in this Agreement that would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b); provided, further, that the Purchaser shall have given Sellers’ Designee and the Company written notice, delivered at least thirty (30) days prior to such termination, stating the Purchaser’s intention to terminate this Agreement pursuant to this Section 10.1(d), a reasonably detailed description of the basis for such termination and Sellers’ Designee and the Company shall have the opportunity to cure such failure during such thirty (30) day period; or

(e) by Sellers’ Designee, in the event of a material breach by the Purchaser of any representation, warranty, covenant or other agreement contained herein, which (i) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b), and (ii) cannot reasonably be expected to be cured by the Termination Date; provided that none of the Sellers or the Company is in breach of any representation, warranty or covenant contained in this Agreement that would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b); provided, further, that Sellers’ Designee shall have given the Purchaser written notice, delivered at least thirty (30) days prior to such termination, stating Sellers’ Designee intention to terminate this Agreement pursuant to this Section 10.1(e), a reasonably detailed description of the basis for such termination and the Purchaser shall have the opportunity to cure such failure during such thirty (30) day period.

Section 10.2 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 10.1 by the Purchaser, on the one hand, or Sellers’ Designee, on the other hand, this Agreement shall forthwith become void and have no effect, and there shall be no liability hereunder on the part of any Seller, the Purchaser, or the Company, except that Section 6.2 (Confidentiality), Section 6.7 (Publicity), Section 6.10(b) (Financing Cooperation), this Section 10.2, the relevant defined terms in Article I and Article XI shall survive any termination of this Agreement. Notwithstanding the foregoing, nothing in this Section 10.2 shall relieve or release any party to this Agreement of any liability or damages arising out of such party’s fraud or any willful and material breach of any provision of this Agreement, the Confidentiality Agreement or any other agreement delivered in connection herewith. For purposes of clarification, the parties agree that (a) if Purchaser does not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived and the Closing is required to take place pursuant to Section 2.4, such event shall be deemed to be a willful and material breach by the Purchaser of this Agreement and (b) if the Sellers do not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived and the Closing is required to take place pursuant to Section 2.4, such event shall be deemed to be a willful and material breach by the Sellers of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Fees and Expenses. Except as otherwise expressly provided in this Agreement and Section 6.10(b)(i) (Financing Cooperation), whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses including, but not limited to, any such costs and expenses incurred by any party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants); provided that the Company shall bear all fees and expenses of the Sellers, which, for the avoidance of doubt, shall be deemed to be Company Expenses; provided, further, that the Purchaser shall be solely responsible for all filing fees under the HSR Act and any other Regulatory Law.

Section 11.2 Extension; Waiver. Subject to the express limitations herein, at any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

Section 11.3 Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service or sent by telecopier, facsimile or email transmission (in the case of telecopier, facsimile or email transmission, with confirmation of completed transmission) to the respective parties as follows (or, in each case, as otherwise notified by any of the parties hereto) and shall be effective and deemed to have been given (a) immediately when sent by telecopier, facsimile or email (with written confirmation of transmission, including by email transmission) between 9:00 a.m. and 6:00 p.m. (New York City time) on any Business Day (and when sent outside of such hours, at 9:00 a.m. (New York City time) on the next Business Day), and (b) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:

(a)	if to the Sellers or Sellers’ Designee:

Vista Equity Partners Fund V, L.P.

c/o Vista Equity Partners

4 Embarcadero Center, 20th Floor

San Francisco, CA 94111

Facsimile: (415) 765-6666

Attention: David A. Breach and Monti Saroya

Email: dbreach@vistaequitypartners.com

            msaroya@vistaequitypartners.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

555 California Street, Suite 2700

San Francisco, CA 94104

Facsimile: (415) 439-1500

Attention : Stuart E. Casillas, P.C.

Email: casillas@kirkland.com

(b)	if to the Purchaser,

Total System Services, Inc.

One TSYS Way

Columbus, Georgia, 31901

Facsimile: (706) 644-4999

Attention: General Counsel

Email: kathymoates@tsys.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia 30309

Facsimile: (404) 572-5133

Attention: C. William Baxley

                 C. Spencer Johnson III

Email:       bbaxley@kslaw.com

                  csjohnson@kslaw.com

(c)	if to the Company,

TransFirst Holdings Corp.

1393 Veterans Memorial Highway, Suite 307S

Hauppauge, NY 11788

Facsimile: (631) 724-1720

Attention: John Shlonsky

Email: jshlonsky@transfirst.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

555 California Street, Suite 2700

San Francisco, CA 94104

Facsimile: (415) 439-1500

Attention: Stuart E. Casillas, P.C.

Email: casillas@kirkland.com

or to such other Person or address as any party shall specify by notice in writing in accordance with this Section 11.3 to each of the other parties. Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement shall be deemed to have been received at the earliest time provided for by this Agreement.

Section 11.4 Entire Agreement. This Agreement, together with the Schedules, Exhibits and Annexes hereto, and the Disclosure Letters, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Escrow Agreement, the Non-Solicitation and No-Hire Agreement, the Confidentiality Agreement, and the Mutual Release. This Section 11.4 shall not be deemed to be an admission or acknowledgment by any of the parties hereto that any prior agreements or understandings, oral or written, with respect to the subject matter hereof exist, other than the Escrow Agreement, the Non-Solicitation and No-Hire Agreement, the Confidentiality Agreement, and the Mutual Release.

Section 11.5 Non-Recourse. Except to the extent a named party to this Agreement, the Escrow Agreement, the Non-Solicitation and No-Hire Agreement, the Confidentiality Agreement, or the Mutual Release (and then only to the extent of the specific obligations undertaken by such named party in such agreement and not otherwise), no Seller Related Party or Purchaser Related Party shall have any liability or obligation whatsoever (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) to any other Person arising under, out of, in connection with, or related in any manner to this Agreement, the Escrow Agreement, the Non-Solicitation and No-Hire Agreement, the Confidentiality Agreement, or the Mutual Release, or for any Action or cause of action based on, in respect of, or by reason of, this Agreement, the Escrow Agreement, the Non-Solicitation and No-Hire Agreement, the Confidentiality Agreement, or the Mutual Release or the negotiation, execution, performance, or breach hereof or thereof or the transactions contemplated hereby and thereby.

Section 11.6 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto. Other than (a) Section 6.6 which is intended to benefit the Covered Parties, (b) Section 11.16, which is intended to benefit Prior Company Counsel and its partners and employees, (c) Section 11.5 which is intended to benefit the Seller Related Parties and the Purchaser Related Parties, and (d) this Section 11.6, Section 11.7, Section 11.9 , Section 11.10, and Section 11.13 which are intended to benefit the Financing Source Related Parties, no other Person not party to this Agreement shall be entitled to the benefits of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, that (x) the Purchaser may assign its rights, interests and obligations hereunder (A) as collateral security for the purpose of securing any financing of the transactions contemplated hereby, or (B) to one or more Purchaser Subsidiaries and (y) each Seller (including Sellers’ Designee) may assign its rights and obligations under this Agreement to any of its Affiliates without prior written consent; provided, that no such assignment referred to in clauses (x) or (y) shall relieve the Purchaser or such Seller (including Sellers’ Designee) of any of its obligations hereunder. Any attempted assignment in violation of this Section 11.6 shall be void. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.7 Amendment and Modification. This Agreement may not be amended or modified except by a written instrument executed by the Purchaser, on the one hand, and Sellers’ Designee (on behalf of all of the Sellers), on the other hand . Notwithstanding anything herein to the contrary, any amendment or modification to Section 11.6, this Section 11.7, Section 11.9, Section 11.10, and Section 11.13 that is materially adverse to any Financing Source Related Party, shall not be made without the prior written consent of the Financing Parties.

Section 11.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image.

Section 11.9 Applicable Law; Jurisdiction. This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, solely if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 11.9, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 11.3 or in any other manner permitted by applicable Law. Notwithstanding the foregoing, no party hereto, nor any of its Affiliates, will bring, or support the bringing of, any claim, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Party, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, anywhere other than in (i) New York State court sitting in the County of New York or (ii) United States District Court for the Southern District of New York.

Section 11.10 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION

DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 11.12 Specific Performance. The parties hereto agree that (i) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms hereof or were otherwise breached, and (ii) the parties will be entitled to specific performance of the terms hereof in addition to any other remedy to which such party is entitled at law or in equity, including monetary damages. Without limiting the foregoing, (A) the Purchaser shall be entitled to an injunction or injunctions, without any proof of damages or bond or other security being required, to prevent breaches of this Agreement by the Company or any of the Sellers and to enforce specifically the terms and provisions of this Agreement and (B) the Company and the Sellers shall be entitled to an injunction or injunctions, without any proof of damages or bond or other security being required, to prevent breaches of this Agreement by the Purchaser and to enforce specifically the terms and provisions of this Agreement. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason. Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without such right, none of the parties would have entered into this Agreement.

Section 11.13 Non-Recourse to Financing Parties. Notwithstanding anything to the contrary contained herein, none of the Seller Related Parties shall have any rights or claims against any Financing Source Related Party in connection with this Agreement, the Financing, any Alternative Financing, or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise. This Section 11.13 is intended to benefit the Financing Source Related Parties and may be enforced by the Financing Parties or provider of any Alternative Financing and shall be binding on all successors and assigns of the parties hereto.

Section 11.14 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

Section 11.15 Negotiation of Agreement. Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

Section 11.16 Conflicts; Privileges. The Purchaser agrees that from and after the date of the Closing, it and the Company shall take all steps necessary to ensure that any privilege attaching as a result of Kirkland & Ellis LLP or other counsel from time to time retained by Sellers or the Company prior to the Closing (collectively, “Prior Company Counsel”), whether or not in connection with this Agreement, shall survive the Closing and shall remain in effect. In addition, the Purchaser waives, and agrees following the Closing to cause the Company to waive, any conflicts that may arise in connection with (a) Prior Company Counsel representing the Sellers after the Closing and (b) the communication by Prior Company Counsel to the Sellers, in any such representation, of any fact known to Prior Company Counsel, including without limitation in connection with any negotiation, arbitration, mediation, litigation or other proceeding in any way related to a dispute with the Purchaser or the Company following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute. The Purchaser acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Section 11.16, including without limitation the opportunity to consult with counsel other than Prior Company Counsel. This Section 11.16 is for the benefit of the Prior Company Counsel and the Sellers, and the Prior Company Counsel and the Sellers are intended third-party beneficiaries of this Section 11.16. This Section 11.16 shall be irrevocable, and no term of this Section 11.16 may be amended, waived or modified, without the prior written consent of the Sellers and the Prior Company Counsel affected thereby.

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IN WITNESS WHEREOF, each Seller, the Company and the Purchaser have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

SELLERS:

VISTA EQUITY PARTNERS FUND V, L.P.

By:	Vista Equity Partners Fund V GP, LLC
Its:	General Partner

By:	VEP Group, LLC
Its:	Senior Managing Member

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Managing Member

VISTA EQUITY PARTNERS FUND V-A, L.P.

By:	VEPF V GP (Cayman), L.P.
Its:	General Partner

By:	VEPF V GP (Cayman), Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Director

VISTA EQUITY PARTNERS FUND V-B, L.P.

By:	VEPF V GP (Cayman), L.P.
Its:	General Partner

By:	VEPF V GP (Cayman), Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Director

VISTA EQUITY PARTNERS FUND V EXECUTIVE, L.P.

By:	Vista Equity Partners Fund V GP, LLC
Its:	General Partner

By:	VEP Group, LLC
Its:	Senior Managing Member

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Managing Member

VEPF V FAF, L.P.

By:	Vista Equity Partners Fund V GP, LLC
Its:	General Partner

By:	VEP Group, LLC
Its:	Senior Managing Member

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Managing Member

VISTA EQUITY ASSOCIATES V, LLC

By:	VEP Group, LLC
Its:	Senior Managing Member

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Managing Member

COMPANY:

TRANSFIRST HOLDINGS CORP.

By:	/s/ John Shlonsky
Name:	John Shlonsky
Title:	Chief Executive Officer

PURCHASER:

TOTAL SYSTEM SERVICES, INC.

By:	/s/ M. Troy Woods
Name:	M. Troy Woods
Title:	President and Chief Executive Officer